Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Dollar Financial Corp.
We have audited the accompanying consolidated balance sheets of Dollar Financial Corp. as of June 30, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dollar Financial Corp. at June 30, 2009 and 2008 and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of FASB Staff Position APB 14-1, Accounting for convertible Debt Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement) and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, effective July 1, 2009, and restrospectively adjusted all periods presented in the consolidated financial statements referred to above for the changes.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Dollar Financial Corp.’s internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 3, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
September 3, 2009, except for the retrospective adoptions of accounting principles described in Note 2, as to which the date is November 20, 2009, and the condensed consolidating financial information included in Note 23 and the subsequent events disclosed in Note 24, both as to which the date is March 19, 2010

PART 1. FINANCIAL INFORMATION

Item 1.	Financial Statements

DOLLAR FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,
	2008	2009

ASSETS
Current Assets
Cash and cash equivalents	$209,714	$209,602
Loans receivable, net:
Loans receivable	123,683	126,826
Less: Allowance for loan losses	(7,853)	(12,132)

Loans receivable, net	115,830	114,694
Loans in default, net of an allowance of $22,580 and $17,000	11,317	6,436
Other receivables	11,031	7,299
Prepaid expenses and other current assets	18,938	22,794
Current deferred tax asset, net of valuation allowance of $4,335 and $4,816	471	39

Total current assets	367,301	360,864
Deferred tax asset, net of valuation allowance of $76,573 and $84,972	11,720	27,062
Property and equipment, net of accumulated depreciation of $98,302 and $99,803	68,033	58,614
Goodwill and other intangibles	470,731	454,347
Debt issuance costs, net of accumulated amortization of $4,323 and $6,815	13,597	9,869
Other	10,030	10,709

Total Assets	$941,412	$921,465

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$51,054	$36,298
Income taxes payable	12,194	14,834
Accrued expenses and other liabilities	32,189	70,588
Debt due within one year	9,187	5,880
Current deferred tax liability	—	71

Total current liabilities	104,624	127,671
Fair value of derivatives	37,214	10,223
Long-term deferred tax liability	22,352	18,876
Long-term debt	526,399	530,425
Other non-current liabilities	11,391	25,192
Stockholders’ equity:
Common stock, $.001 par value: 55,500,000 shares authorized; 24,229,178 shares and 24,102,985 shares issued and outstanding at June 30, 2008 and June 30, 2009, respectively	24	24
Additional paid-in capital	309,113	311,301
Accumulated deficit	(103,759)	(110,581)
Accumulated other comprehensive income	34,054	8,018

Total Dollar Financial Corp. stockholders’ equity	239,432	208,762

Non controlling interests	—	316

Total stockholders’ equity	239,432	209,078

Total Liabilities and Stockholders’ Equity	$941,412	$921,465

See notes to interim unaudited consolidated financial statements

DOLLAR FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Year Ended June 30,
	2007	2008	2009

Revenues:
Check cashing	$166,754	$196,580	$164,598
Fees from consumer lending	227,445	292,517	275,272
Money transfer fees	20,879	27,512	26,823
Franchise fees and royalties	6,958	4,998	4,211
Other	33,696	50,577	56,949

Total revenues	455,732	572,184	527,853

Store and regional expenses:
Salaries and benefits	129,522	159,363	145,716
Provision for loan losses	45,799	58,458	52,136
Occupancy	32,270	43,018	41,812
Depreciation	9,455	13,663	13,075
Returned checks, net and cash shortages	15,295	20,360	16,021
Telephone and communications	6,425	7,185	7,504
Advertising	9,034	9,398	8,359
Bank charges and armored carrier service	10,619	13,494	13,357
Other	41,822	48,015	48,069

Total store and regional expenses	300,241	372,954	346,049

Store and regional margin	155,491	199,230	181,804

Corporate and other expenses:
Corporate expenses	53,327	70,859	68,217
Other depreciation and amortization	3,390	3,902	3,827
Interest expense, net	31,462	44,378	43,696
Loss on extinguishment of debt	31,784	—	—
Goodwill impairment and other charges	24,301	—	—
Unrealized foreign exchange loss (gain)	7,551	—	(5,499)
(Proceeds from) provision for litigation settlements	(3,256)	345	57,920
Loss on store closings	964	993	10,340
Other expense (income), net	436	(626)	(4,898)

Income before income taxes	5,532	79,379	8,201
Income tax provision	37,735	36,015	15,023

Net (loss) income	$(32,203)	$43,364	$(6,822)

Net (loss) income per share:
Basic	$(1.37)	$1.80	$(0.28)
Diluted	$(1.37)	$1.77	$(0.28)
Weighted average shares outstanding:
Basic	23,571,203	24,106,392	24,012,705
Diluted	23,571,203	24,563,229	24,012,705

See accompanying notes.

DOLLAR FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

						Accumulated
						Other	Total
	Common Stock		Additional			Comprehensive	Shareholders’
	Outstanding		Paid-in	Accumulated	Noncontrolling	(Loss)	(Deficit)
	Shares	Amount	Capital	Deficit	Interest	Income	Equity

Balance, June 30, 2006	23,399,107	$23	$242,594	$(114,920)		$34,256	$161,953
Comprehensive income
Foreign currency translation						2,940	2,940
Cash Flow Hedges						4,426	4,426
Net loss				(32,203)			(32,203)

Total comprehensive loss							(24,837)
Debt discount			53,916				53,916
Secondary stock offering			(41)				(41)
Restricted stock grants	25,793						—
Restricted stock vested			393				393
Stock options exercised	708,900	1	6,931				6,932
Other stock compensation			1,583				1,583

Balance, June 30, 2007	24,133,800	24	305,376	(147,123)	0	41,622	199,899

Comprehensive income
Foreign currency translation						302	302
Cash Flow Hedges						(7,870)	(7,870)
Net income				43,364			43,364

Total comprehensive income							35,796
Restricted stock grants	53,108						—
Vested portion of granted restricted
stock and restricted stock units			923				923
Stock options exercised	79,544		1,055				1,055
Retirement of common stock	(37,274)						—
Other stock compensation			1,759				1,759

Balance, June 30, 2008	24,229,178	24	309,113	(103,759)	0	34,054	239,432

Comprehensive income
Foreign currency translation						(17,884)	(17,884)
Cash Flow Hedges						(8,152)	(8,152)
Net income				(6,822)			(6,822)

Total comprehensive income							(32,858)
Purchase shares of Optima, S.A.					316		316
Restricted stock grants	180,655						—
Stock options exercised	260,545		3,317				3,317
Vested portion of granted restricted
stock and restricted stock units			3,626				3,626
Purchase and retirement of treasury shares	(535,799)		(7,492)				(7,492)
Retirement of common stock	(31,594)						—
Other stock compensation			2,737				2,737

Balance, June 30, 2009	24,102,985	$24	$311,301	$(110,581)	$316	$8,018	$209,078

See accompanying notes.

DOLLAR FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended June 30,
	2007	2008	2009

Cash flows from operating activities:
Net income (loss)	$(32,203)	$43,364	$(6,822)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,538	20,624	19,912
Non-cash interest cost on 2.875% Senior Convertible Notes		8,142	8,933
Loss on extinguishment of debt	31,784	97	—
Provision for loan losses	45,799	58,458	52,136
Non-cash stock compensation	1,976	2,682	6,363
Losses on store closings	657	518	3,232
Goodwill impairment	28,482	—	—
Foreign currency loss (gain) on revaluation of debt	6,248	—	(5,499)
Deferred tax provision (benefit)	1,694	5,972	(10,549)
Other, net	(121)	341	—
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(59,395)	(76,478)	(44,342)
Increase in prepaid expenses and other	(4,870)	(9,943)	(5,563)
Provision for litigation settlements	—	—	49,219
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(5,312)	26,979	(7,816)

Net cash provided by operating activities	29,277	80,756	59,204
Cash flows from investing activities:
Acquisitions, net of cash acquired	(151,216)	(143,428)	(26,219)
Additions to property and equipment	(19,435)	(23,528)	(15,735)

Net cash used in investing activities	(170,651)	(166,956)	(41,954)
Cash flows from financing activities:
Decrease in restricted cash	79,736	1,014	—
Proceeds from term loans	375,000	—	—
Proceeds from 2.875% Senior Convertible Notes	200,000	—	—
Proceeds from termination of cross currency swaps	—	—	14,353
Proceeds from the exercise of stock options	6,932	1,055	3,317
Purchase of company stock	—	—	(7,492)
Other debt payments	(3,181)	(4,391)	(3,619)
Repayment of 9.75% Senior Notes due 2011	(292,424)	(2,179)	—
Convertible debt refinancing	(6,463)	—	—
Net (decrease) increase in revolving credit facilities	(40,359)	5,243	(3,762)
Payment for secondary public stock offering costs	(41)	—	—
Payment of debt issuance costs	(11,842)	(454)	(128)

Net cash provided by financing activities	307,358	288	2,669
Effect of exchange rate changes on cash and cash equivalents	6,308	4,681	(20,031)

Net increase (decrease) in cash and cash equivalents	172,292	(81,231)	(112)
Cash and cash equivalents at beginning of period	118,653	290,945	209,714

Cash and cash equivalents at end of period	$290,945	$209,714	$209,602

Supplemental disclosures of cash flow information:
Interest paid	$23,000	$37,843	$32,946
Income taxes paid	$35,766	$29,241	$25,788

See accompanying notes.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business

The accompanying consolidated financial statements are those of Dollar Financial Corp. and its wholly-owned subsidiaries (collectively, the “Company”). Dollar Financial Corp. is the parent company of Dollar Financial Group, Inc. (“OPCO”). The activities of Dollar Financial Corp. consist primarily of its investment in OPCO. Dollar Financial Corp. has no employees or operating activities.

Dollar Financial Corp. is a Delaware corporation incorporated in April 1990 as DFG Holdings, Inc. The Company operates a store network through OPCO. The Company, through its subsidiaries, provides retail financial services to the general public through a network of 1,206 locations (of which 1,031 are company owned) operating as Money Mart®, The Money Shop, Loan Mart®, Insta-Cheques®, The Check Cashing Store, American Payday Loans, American Check Casher, Check Casher, Payday Loans, Cash Advance, Cash Advance USA and We The People® in 22 states, Canada, the United Kingdom and the Republic of Ireland. This network includes 1,157 locations (including 1,031 company-owned) in 15 states, Canada, the United Kingdom and the Republic of Ireland offering financial services including check cashing, single-payment consumer loans, sale of money orders, money transfer services, foreign currency exchange and various other related services. Also included in this network is the Company’s Poland operation acquired in June 2009 which provides financial services to the general public through in-home servicing.

On January 28, 2005, as a result of the Company’s initial public offering, its common shares began trading on the NASDAQ Global Select Market under the symbol “DLLR”.

2.	Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, loss reserves, valuation allowance for income taxes and impairment assessment of goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications have no effect on net income or stockholders’ equity.

Revenue Recognition

With respect to company-operated stores, revenues from the Company’s check cashing, money order sales, money transfer, bill payment services and other miscellaneous services reported in other revenues on its statement of operations are all recognized when the transactions are completed at the point-of-sale in the store.

With respect to the Company’s franchised locations, the Company recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from franchisees are recognized as earned. The standard franchise agreements grant to the franchisee the right to develop and operate a store and use the

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Revenue Recognition (continued)

associated trade names, trademarks, and service marks within the standards and guidelines established by the Company. As part of the franchise agreement, the Company provides certain pre-opening assistance including site selection and evaluation, design plans, operating manuals, software and training. After the franchised location has opened, the Company also provides updates to the software, samples of certain advertising and promotional materials and other post-opening assistance that the Company determines is necessary.

For single-payment consumer loans that the Company makes directly (company-funded loans), which have terms ranging from 1 to 45 days, revenues are recognized using the interest method. Loan origination fees are recognized as an adjustment to the yield on the related loan. The Company’s reserve policy regarding these loans is summarized below in “Company-Funded Consumer Loan Loss Reserves Policy.”

Cash and Cash Equivalents

Cash includes cash in stores and demand deposits with financial institutions. Cash equivalents are defined as short-term, highly liquid investments both readily convertible to known amounts of cash and so near maturity that there is insignificant risk of changes in value because of changes in interest rates.

Loans Receivable, Net

Unsecured short-term and longer-term installment loans that the Company originates on its own behalf are reflected on the balance sheet in loans receivable, net. Loans receivable, net are reported net of a reserve related to consumer lending as described below in the company-funded consumer loan loss reserves policy.

Loans in Default

Loans in default consist of short-term consumer loans originated by the Company which are in default status. An allowance for the defaulted loans receivable is established and charged against revenue in the period that the loan is placed in default status. The reserve is reviewed monthly and any additional provision to the loan loss reserve as a result of historical loan performance, current and expected collection patterns and current economic trends is charged against revenues. If the loans remain in a defaulted status for an extended period of time, an allowance for the entire amount of the loan is recorded and the receivable is ultimately charged off.

Other receivables

Other receivables consist primarily of franchise and other third party receivables.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including renewal options that are reasonably assured) or the estimated useful life of the related asset.

Goodwill and Other Intangible Assets

Goodwill is the excess of cost over the fair value of the net assets of the business acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is assigned to reporting units, which we have determined to be our reportable operating segments of the United States, Canada and the United Kingdom. The Company also has a corporate reporting unit which consists of

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets (continued)

costs related to corporate infrastructure, investor relations and other governance activities. Because of the limited activities of the corporate reporting unit, no goodwill has been assisgned. Goodwill is assigned to the reporting unit that benefit from the synergies arising from each particular business combination. The determination of the operating segments being equivalent to the reporting units for goodwill allocation purposes is based upon our overall approach to managing our business along operating segment lines, and the consistency of the operations within each operating segment. Goodwill is evaluated for impairment on an annual basis on June 30 or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. To accomplish this, we are required to determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. We are then required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, we would be required to perform a second step to the impairment test, as this is an indication that the reporting unit goodwill may be impaired. If the amount of implied goodwill (which is the excess of the fair value of the reporting unit determined in the first step over the fair value of the tangible and identifiable intangible assets of the reporting unit), is less than that recorded amount of goodwill, a goodwill impairment charge is recorded for the difference.

For the U.S. reporting unit, the amount of goodwill has increased significantly since June 30, 2007 primarily due to the acquisitions of APL and CCS during fiscal 2008. During 2009, the overall fair value of the U.S. reporting unit has declined based on the Company’s internal models; however, the performance of the two aforementioned acquisitions has continued to perform above initial expectations and the recent closure of unprofitable U.S. stores has improved store margins. Therefore, the fair value of the U.S. reporting unit, taken as a whole, continues to exceed its carrying value. The impact of the continued economic downturn, along with any federal or state regulatory restrictions on our short-term consumer lending product could reduce the fair value of the U.S. goodwill below its carrying value at which time we would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired.

Indefinite-lived intangible assets consist of reacquired franchise rights, which are deemed to have an indefinite useful life and are not amortized. Non-amortizable intangibles with indefinite lives are tested for impairment annually as of December 31, or whenever events or changes in business circumstances indicate that an asset may be impaired. If the estimated fair value is less than the carrying amount of the intangible assets with indefinite lives, then an impairment charge would be recognized to reduce the asset to its estimated fair value.

We consider this to be one of the critical accounting estimates used in the preparation of our consolidated financial statements. We estimate the fair value of our reporting units using a discounted cash flow analysis. This analysis requires us to make various judgmental assumptions about revenues, operating margins, growth rates, and discount rates. These assumptions are based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for perpetual growth rates for periods beyond our long term business plan period. We perform our goodwill impairment test annually as of June 30, and our reacquired franchise rights impairment test annually as of December 31. At the date of our last evaluations, there was no impairment of goodwill or reacquired franchise rights. However, we may be required to evaluate the recoverability of goodwill and other intangible assets prior to the required annual assessment if we experience a significant disruption to our business, unexpected significant declines in our operating results, divestiture of a significant component of our business, a sustained decline in market capitalization, particularly if it falls below our book value, or a significant change to the regulatory

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets (continued)

environment in which we operate. While we believe we have made reasonable estimates and assumptions to calculate the fair value of goodwill and indefinite-lived intangible assets, it is possible a material change could occur, including if actual experience differs from the assumptions and considerations used in our analyses. These differences could have a material adverse impact on the consolidated results of operations, and cause us to perform the second step impairment test, which could result in a material impairment of our goodwill. We will continue to monitor our actual cash flows and other factors that may trigger a future impairment in the light of the current global recession.

Debt Issuance Costs

Debt issuance costs are amortized using the effective yield method over the remaining term of the related debt (see Note 7).

Store and Regional Expenses

The direct costs incurred in operating the Company’s stores have been classified as store expenses. Store expenses include salaries and benefits of store and regional employees, rent and other occupancy costs, depreciation of property and equipment, bank charges, armored carrier services, returned checks, net and cash shortages, advertising, telephone and telecommunication and other costs incurred by the stores. Excluded from store operations are the corporate expenses of the Company, which include salaries and benefits of corporate employees, professional fees and travel costs.

Company-Funded Consumer Loan Loss Reserves Policy

The Company maintains a loan loss reserve for anticipated losses for consumer loans the Company makes directly through its company-operated locations. To estimate the appropriate level of loan loss reserves, the Company considers known relevant internal and external factors that affect loan collectability, including the amount of outstanding loans owed to the Company, historical loans charged off, current collection patterns and current economic trends. The Company’s current loan loss reserve is based on its net charge-offs, typically expressed as a percentage of loan amounts originated for the last twelve months applied against the principal balance of outstanding loans that the Company makes directly. As these conditions change, the Company may need to make additional allowances in future periods.

When a loan is originated, the customer receives the cash proceeds in exchange for a post-dated check or a written authorization to initiate a charge to the customer’s bank account on the stated maturity date of the loan. If the check or the debit to the customer’s account is returned from the bank unpaid, the loan is placed in default status and an allowance for this defaulted loan receivable is established and charged against revenue in the period that the loan is placed in default status. This reserve is reviewed monthly and any additional provision to the loan loss reserve as a result of historical loan performance, current collection patterns and current economic trends is charged against revenues. If the loans remain in defaulted status for an extended period of time an allowance for the entire amount of the loan is recorded and the receivable is ultimately charged off.

Check Cashing Returned Item Policy

The Company charges operating expense for losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited to operating expense in the period during which recovery is made. This direct method for recording returned check losses and recoveries eliminates the

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

need for an allowance for returned checks. The net expense for bad checks included in returned checks, net and cash shortages in the accompanying consolidated statements of operations was $13.1 million, $16.4 million and $12.5 million for the years ended June 30, 2009, 2008 and 2007, respectively, which represents 0.3%, 0.3% and 0.3% of the total face amount of checks cashed during each respective year.

Income Taxes

The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes have been determined by applying current tax rates to temporary differences between the amount of assets and liabilities determined for income tax and financial reporting purposes.

The Company intends to reinvest its foreign earnings and as a result the Company has not provided a deferred tax liability on foreign earnings.

A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the asset will not be realized.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs charged to expense were $10.0 million, $10.8 million and $8.8 million for the years ended June 30, 2007, 2008 and 2009, respectively.

Fair Value of Financial Instruments

The fair value of the Term Loan Facilities is calculated as the sum of the present value of all contractual cash flows. The fair value of the Company’s 2.875% Senior Convertible Notes due 2027 (“Convertible Notes”) are based on broker quotations. The Company’s financial instruments consist of cash and cash equivalents, loan and other consumer lending receivables, which are short-term in nature and their fair value approximates their carrying value.

The total fair value of the Dollar Financial Corp. 2.875% Senior Convertible Notes due 2027 was approximately $135.5 million at June 30, 2008 and $138.5 million at June 30, 2009. The total fair value of the Canadian Term Facility was approximately $226.9 million at June 30, 2009. The total fair value of the U.K. Term Facility was $65.6 million at June 30, 2009.

The fair value of loans receivable approximates book value due to the short-term nature of the Company’s loans.

Derivatives

Put Options

Operations in the United Kingdom and Canada have exposed the Company to shifts in currency valuations. From time to time, the Company purchases put options in order to protect aspects of the Company’s operations in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options are generally used because they cost less than completely averting risk using at the money put options, and the maximum loss is limited to the purchase price of the contracts. The Company has designated the purchased put options as cash flow hedges of the foreign exchange risk associated with the forecasted purchases of foreign-currency-denominated investment securities. These cash flow hedges have maturities of less than twelve months. For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instrument are initially recorded in accumulated other comprehensive income as a separate component of shareholders’ equity and are subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Derivatives (continued)

Any ineffective portion of the gain or loss is reported in corporate expenses on the statement of operations. For options designated as hedges, hedge effectiveness is measured by comparing the cumulative change in the hedge contract with the cumulative change in the hedged forecasted transactions, both of which are based on forward rates.

Cross-Currency Interest Rate Swaps

The Company entered into cross-currency interest rate swaps to protect against changes in cash flows attributable to changes in both the benchmark interest rate and foreign exchange rates on its foreign denominated variable rate term loan borrowing under the Company’s credit agreement. Under the terms of these swaps, the Company pays a fixed rate and receives a variable rate.

Consistent with the debt payments, on a quarterly basis, all of the cross-currency interest rate swap agreements call for the exchange of 0.25% of the original notional amounts. Upon maturity, these cross-currency interest rate swap agreements call for the exchange of the remaining notional amounts. The Company has designated these derivative contracts as cash flow hedges for accounting purposes. The Company records foreign exchange re-measurement gains and losses related to the term loans and also records the changes in fair value of the cross-currency swaps each period in corporate expenses in the Company’s consolidated statements of operations. Because these derivatives are designated as cash flow hedges, the Company records the effective portion of the after-tax gain or loss in other comprehensive income, which is subsequently reclassified to earnings in the same period that the hedged transactions affect earnings.

On May 7, 2009, the Company executed an early settlement of its two cross-currency interest rate swaps hedging variable-rate borrowings at its foreign subsidiary in the United Kingdom. As a result, the Company discontinued prospectively hedge accounting on these cross-currency swaps. In accordance with the provisions of SFAS 133, the Company will continue to report the net gain or loss related to the discontinued cash flow hedge in the other comprehensive income section of stockholders’ equity and will subsequently reclassify such amounts into earnings over the remaining original term of the derivative as the originally hedged forecasted transactions are recognized in earnings.

Foreign Currency Translation and Transactions

The Company operates check cashing and financial services outlets in Canada and the United Kingdom. The financial statements of these foreign businesses have been translated into U.S. dollars in accordance with U.S. generally accepted accounting principles. All balance sheet accounts are translated at the current exchange rate at each period end and income statement items are translated at the average exchange rate for the period; resulting translation adjustments are made directly to a separate component of shareholders’ equity. Gains or losses resulting from foreign currency transactions is included in other expense (income), net. Gains and losses resulting from the revaluation of non-functional denominated debt is included in unrealized foreign exchange loss (gain).

Earnings per Share

Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares outstanding, after adjusting for the dilutive effect of stock options. The

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Earnings per Share (continued)

following table presents the reconciliation of the numerator and denominator used in the calculation of basic and diluted earnings per share (in thousands):

	Year Ended June 30,
	2007	2008	2009

Net income (loss)	$(32,203)	$43,364	$(6,822)
Reconciliation of denominator:
Weighted average number of common shares outstanding — basic(1)	23,571	24,106	24,013
Effect of dilutive stock options(2)	—	429	—
Effect of unvested restricted stock and restricted stock unit grants(2)	—	28	—

Weighted average number of common shares outstanding — diluted	23,571	24,563	24,013

(1)	Excludes 111, 52 and 105 shares of unvested restricted stock, which are included in total outstanding common shares as of June 30, 2007, 2008 and 2009, respectively. The dilutive effect of restricted stock is included in the calculation of diluted earnings per share using the treasury stock method.

(2)	The effect of dilutive stock options was determined under the treasury stock method. Due to the net loss during fiscal 2007, the effect of the dilutive options and unvested shares of restricted stock and restricted stock unit grants were considered to be anti-dilutive, and therefore were not included in the calculation of diluted earnings per share.

Stock Based Employee Compensation

Effective July 1, 2005 the Company adopted the fair value method of accounting for stock-based compensation arrangements in accordance with SFAS No. 123(R), “Share-Based Payments” (“SFAS 123R”), using the modified prospective method of transition. Under the provisions of SFAS 123R, the estimated fair value of share based awards is recognized as compensation expense over the vesting period. The Company uses the Black-Scholes Model to estimate the fair value of each option on the date of grant. The Black-Scholes Model estimates the fair value of employee stock options using a pricing model which takes into consideration the exercise price of the option, the expected life of the options, the current market price and its expected volatility, the expected dividends on the stock and the current risk-free interest rate for the expected life of the option. Using the modified prospective method, compensation expense is recognized beginning with the effective date of adoption of SFAS 123R for all shares granted after the effective date of adoption and granted prior to the effective date of adoption and that remain unvested on the date of adoption. The Company grants stock options to employees with an exercise price equal to the fair value of the shares at the date of grant. The fair value of restricted stock and restricted stock units are equivalent to the market value on the date of grant and are amortized over the requisite service period.

Compensation expense related to share-based compensation included in the statement of operations for the years ended June 30, 2007, 2008 and 2009 was $1.5 million, $2.6 million and $4.1 million, respectively, net of related tax effects.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In May 2008, the FASB issued FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1, requires the initial proceeds from convertible debt that may be settled in cash to be bifurcated between a liability component and an equity component. The objective of the guidance is to require the liability and equity components of convertible debt to be separately accounted for in a manner such that the interest expense recorded on the convertible debt would not equal the contractual rate of interest on the convertible debt but instead would be recorded at a rate that would reflect the issuer’s conventional debt borrowing rate. This is accomplished through the creation of a discount on the debt that would be accreted using the effective interest method as additional non-cash interest expense over the period the debt is expected to remain outstanding. The provisions of FSP APB 14-1 are effective for the Company beginning July 1, 2009 and are required to be applied retroactively to all periods presented. FSP APB 14-1, impacts the accounting for the 2.875% Senior Convertible Notes due 2027 and results in additional interest expense of approximately $7.8 million and $8.6 million in fiscal years 2008 and 2009, respectively. Also, the Company reduced, its debt balance by recording a debt discount of approximately $55.8 million, with an offsetting increase to additional paid in capital as of June 30, 2007. Such amount will be amortized over the remaining expected life of the debt.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). This Statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this Statement requires that consolidated net income include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 is effective for the Company beginning July 1, 2009. With purchase of 76% of Optima S.A. in June 2009 this statement impacts the Company’s consolidated financial statements.
The Company adopted FSP APB 14-1 and SFAS 160 on July 1, 2009. The consolidated financial statements presented herein have been adjusted to reflect the retrospective application of FSP APB 14-1 and SFAS 160. With the adoption of FSP APB 14-1 and SFAS 160, the Company’s Consolidated Balance Sheets and Consolidated Statements of Operations were retrospectively adjusted as follows:
Consolidated Balance Sheets

	June 30, 2008
	As Previously
	Reported	Adjustment	As Adjusted
Debt issuance costs, net	15,108	(1,511)	13,597
Long-term debt	574,017	(47,618)	526,399
Additional paid-in capital	255,197	53,916	309,113
Accumulated deficit	(95,950)	(7,809)	(103,759)

	June 30, 2009
	As Previously
	Reported	Adjustment	As Adjusted
Debt issuance costs, net	11,044	(1,175)	9,869
Long-term debt	569,110	(38,685)	530,425
Other non-current liabilities	25,508	(316)	25,192
Additional paid-in capital	257,385	53,916	311,301
Accumulated deficit	(94,175)	(16,406)	(110,581)
Non controlling interests	—	316	316

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

Consolidated Statements of Operations

	Year Ended June 30, 2008
	As Previously
	Reported	Adjustment	As Adjusted
Interest expense, net	$36,569	$7,809	$44,378
Net income	51,173	(7,809)	43,364
Net income per share:
Basic	2.12	(0.32)	1.80
Diluted	2.08	(0.31)	1.77

	Year Ended June 30, 2009
	As Previously
	Reported	Adjustment	As Adjusted
	(in thousands, except per share amounts)
Interest expense, net	$35,099	$8,597	$43,696
Net income (loss)	1,775	(8,597)	(6,822)
Net income (loss) per share:
Basic	0.07	(0.35)	(0.28)
Diluted	0.07	(0.35)	(0.28)
The restated debt and equity components recognized for the Company’s convertible notes as of June 30, 2009 were as follows:

Principal amount of convertible notes	$200,000
Unamortized discount (1)	38,685
Net carrying amount	161,315

(1)	Remaining recognition period of 3.5 years as of June 30, 2009

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principles. As a result of SFAS 157, there is now a common definition of fair value to be used throughout U.S. GAAP. This new standard makes the measurement for fair value more consistent and comparable and improves disclosures about those measures. The Company adopted the provisions of SFAS 157 on July 1, 2008.

On February 15, 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity reports unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. The provisions of SFAS 159 became effective for the Company on July 1, 2008. The Company did not elect the fair value measurement option under SFAS 159 for any of its financial assets or liabilities and, as a result, there was no impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (a revision of Statement No. 141), (“SFAS 141R”). This Statement applies to all transactions or other events in which an entity obtains control of one or more businesses, including those combinations achieved without the transfer of consideration. This Statement retains the fundamental requirements in Statement No. 141 that the acquisition method of accounting be used for all business combinations. This Statement expands the scope to include all business combinations and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values as of the acquisition date. Additionally, SFAS 141R changes the way entities account for business combinations achieved in stages by requiring the identifiable assets and liabilities to be measured at their full fair values. This Statement is effective on a prospective basis for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is July 1, 2009 for the Company. However, the provisions of this Statement

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)
that amend FASB Statement No. 109 and Interpretation No. 48, will be applied prospectively as of the adoption date and will apply to business combinations with acquisition dates before the effective date of SFAS 141R.

Recent Accounting Pronouncements (continued)

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 applies to all derivative instruments and related hedged items accounted for under Statement of Financial Accounting Standards No. 133. SFAS 161 requires (1) qualitative disclosures about objectives for using derivatives by primary underlying risk exposure and by purpose or strategy, (2) information about the volume of derivative activity in a flexible format that the preparer believes is the most relevant and practicable, (3) tabular disclosures about balance sheet location and gross fair value amounts of derivative instruments, income statement and other comprehensive income location and amounts of gains and losses on derivative instruments by type of contract and (4) disclosures about credit-risk-related contingent features in derivative agreements. The Company adopted the provisions of SFAS 161 on January 1, 2009.

In April 2009, the FASB issued FASB Staff Position SFAS 107-b, “Disclosures about Fair Value of Financial Instruments” (“FSP SFAS 107-b”). The FSP amends FASB Statement No. 107, “Disclosures about Fair Values of Financial Instruments,” to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. FSP SFAS 107-b is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The Company plans to adopt FSP SFAS 107-b and provide the additional disclosure requirements for its first quarter 2010.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events” (SFAS 165). Under SFAS 165, requires companies to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities. SFAS 165 requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. SFAS 165, also requires entities to disclose the date through which subsequent events have been evaluated. SFAS 165 is effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted the provisions of SFAS 165 for the year ended June 30, 2009, as required, the adoption did not have a material impact on the Company’s financial statements. The Company has evaluated

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

subsequent events from the balance sheet date through September 3, 2009, and determined there are no material transactions to disclose.

In June, 2009, the FASB issued Statement of Financial Accounting Standards No. 168 (SFAS 168) “Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles” — a replacement of FASB Statement No. 162. SFAS 168 establishes the FASB Accounting Standards Codificationtm as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. FAS 168 will be effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards will be superseded. The Company will adopt SFAS 168 for the quarterly period ended September 30, 2009, as required, and adoption is not expected to have a material impact on the Company’s consolidated financial statements.

3.	Supplementary Cash Flow Information

Non-Cash Transactions

On July 21, 2006, the Company wrote-off $1.5 million of unamortized deferred issuance costs related to the $70.0 million principal repayment of OPCO’s 9.75% Senior Notes due 2011 (“Notes”). On October 30, 2006, the Company wrote-off $7.2 million of unamortized deferred issuance costs related to the $198.0 million principal redemption of the Notes. In fiscal 2007, the Company wrote-off $28.5 million of goodwill and other intangibles related to the reorganization of WTP. During the fourth quarter of fiscal 2009, the Company accrued $57.4 million in relation to the pending Ontario settlement and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces.

4.	Stock Based Compensation Plan

The Company’s 1999 Stock Incentive Plan (the “1999 Plan”) states that 784,392 shares of its common stock may be awarded to directors, employees or consultants of the Company. The awards, at the discretion of the Company’s Board of Directors, may be issued as nonqualified stock options or incentive stock options. Stock appreciation rights (“SARs”) may also be granted in tandem with the non-qualified stock options or the incentive stock options. Exercise of the SARs cancels the option for an equal number of shares and exercise of the non-qualified stock options or incentive stock options cancels the SARs for an equal number of shares. The number of shares issued under the 1999 Plan is subject to adjustment as specified in the 1999 Plan provisions. No options may be granted after February 15, 2009. All options granted under the 1999 Plan became 100% exercisable in conjunction with the Company’s Initial Public Offering on January 28, 2005.

The Company’s 2005 Stock Incentive Plan (the “2005 Plan”) states that 1,718,695 shares of its common stock may be awarded to employees or consultants of the Company. The awards, at the discretion of the Company’s Board of Directors, may be issued as nonqualified stock options, incentive stock options or restricted stock awards. The number of shares issued under the 2005 Plan is subject to adjustment as specified in the 2005 Plan provisions. No options may be granted after January 24, 2015.

On November 15, 2007, at the Company’s 2007 Annual Meeting of Stockholders, the stockholders adopted the Company’s 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards and performance awards (collectively, the “Awards”) to officers, employees, non-employee members of the Board, independent consultants and contractors of the Company and any parent or subsidiary of the Company. The maximum

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Stock Based Compensation Plan (continued)

aggregate number of shares of the Company’s common stock that may be issued pursuant to Awards granted under the 2007 Plan is 2,500,000; provided, however, that no more than 1,250,000 shares of the Company’s common stock may be awarded as restricted stock or restricted stock unit Awards. The shares of the Company’s common stock that may be issued under the 2007 Plan may be authorized, but unissued, or reacquired shares of common stock. No grantee may receive an Award relating to more than 500,000 shares of the Company’s common stock in the aggregate per fiscal year under the 2007 Plan.

Stock options and stock appreciation rights granted under the aforementioned plans have an exercise price equal to the closing price of the Company’s common stock on the date of grant. To date no stock appreciation rights have been granted.

The following table presents information on stock options:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic
		Price	(years)	Value
				($ in millions)

Options outstanding at June 30, 2006
(1,622,642 shares exercisable)	1,715,142	$12.07
Granted	310,375	$21.96
Exercised	(708,900)	$9.78
Forfeited	(19,017)	$19.30

Options outstanding at June 30, 2007
(1,020,716 shares exercisable)	1,297,600	$15.58
Granted	383,680	$18.12
Exercised	(79,544)	$13.25
Forfeited	(59,373)	$17.68

Options outstanding at June 30, 2008
(1,028,778 shares exercisable)	1,542,363	$16.25
Granted	457,723	$8.49
Exercised	(260,545)	$12.73
Forfeited	(164,357)	$16.42

Options outstanding at June 30, 2009	1,575,184	$14.56	7.8	$3.0

Exercisable at June 30, 2009	911,623	$16.37	6.8	$0.7

The aggregate intrinsic value in the above table reflects the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the period and the exercise price of the options, multiplied by the number of in-the-money stock options) that would have been received by the option holders had all option holders exercised their options on June 30, 2009. The intrinsic value of the Company’s stock options changes based on the closing price of the Company’s stock. The total intrinsic value of options exercised for the years ended June 30, 2007, 2008 and 2009 was $13.2 million, $1.1 million and $1.5 million, respectively. As of June 30, 2009 the total unrecognized compensation to be recognized over an estimated weighted-average period of 1.9 years related to stock options is expected to be $2.2 million. Cash received from stock options exercised for the twelve months ended June 30, 2008 and 2009 was $1.1 million and $3.3 million, respectively.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Stock Based Compensation Plan (continued)

The weighted average fair value of each employee option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the fiscal years ended 2007, 2008 and 2009:

	Year Ended June 30,
	2007	2008	2009

Expected volatility	48.3%	51.0%	49.6%
Expected life (years)	6.0	6.0	5.8
Risk-free interest rate	4.68%	3.68%	2.51%
Expected dividends	None	None	None
Weighted average fair value	$11.47	$9.50	$4.12

Restricted stock awards granted under the 2005 Plan become vested (i) upon the Company attaining certain annual pre-tax earnings targets (“performance-based”) and, (ii) after a designated period of time (“time-based”), which is generally three years. Compensation expense is recorded ratably over the requisite service period based upon an estimate of the likelihood of achieving the performance goals. Compensation expense related to restricted stock awards is measured based on the fair value using the closing market price of the Company’s common stock on the date of the grant.

Information concerning restricted stock awards is as follows:

	Restricted	Weighted
	Stock	Average
	Awards	Price

Outstanding at June 30, 2006	107,841	$18.36
Granted	36,924	$24.36
Vested	(22,483)	$20.25
Forfeited	(11,131)	$18.36

Outstanding at June 30, 2007	111,151	$19.97
Granted	12,481	$29.42
Vested	(50,028)	$19.72
Forfeited	(21,299)	$21.36

Outstanding at June 30, 2008	52,305	$21.90
Granted	96,752	$9.38
Vested	(40,553)	$20.57
Forfeited	(3,046)	$18.49

Outstanding at June 30, 2009	105,458	$11.03

Restricted Stock Unit awards (RSUs) granted under the 2005 Plan and 2007 Plan become vested after a designated period of time (“time-based”), which is generally on a quarterly basis over three years. Compensation expense is recorded ratably over the requisite service period. Compensation expense related to RSUs is measured based on the fair value using the closing market price of the Company’s common stock on the date of the grant.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Stock Based Compensation Plan (continued)

Information concerning restricted stock unit awards is as follows:

	Restricted	Weighted
	Stock Unit	Average
	Awards	Grant

Outstanding at June 30, 2006	—	$—
Granted	124,438	$28.53
Vested	—	$—
Forfeited	—	$—

Outstanding at June 30, 2007	124,438	$28.53
Granted	163,595	$18.49
Vested	(39,818)	$28.35
Forfeited	(21,413)	$28.53

Outstanding at June 30, 2008	226,802	$21.32
Granted	306,336	$7.88
Vested	(102,883)	$21.81
Forfeited	(16,329)	$21.12

Outstanding at June 30, 2009	413,926	$11.25

As of June 30, 2009, there was $4.9 million of total unrecognized compensation cost related to unvested restricted share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted average period of 1.3 years. The total fair value of shares vested during twelve months ended June 30, 2007, 2008 and 2009 was $0.5 million $2.1 million and $3.1 million, respectively.

5.	Employee Retirement Plans

Retirement benefits are provided to substantially all U.S. full-time employees who have completed 1,000 hours of service through a defined contribution retirement plan. The Company will match 50% of each employee’s contribution, up to 8% of the employee’s compensation. In addition, a discretionary contribution may be made if the Company meets its financial objectives. The Company’s foreign subsidiaries offer similar plans, the terms of which vary based on statutory requirements.

Total contributions charged to expense were $1.1 million, $1.3 million and $1.2 million for the years ended June 30, 2007, 2008 and 2009, respectively.

Effective December 31, 2004, the Company established the Dollar Financial Corp. Deferred Compensation Plan (the “Plan”). The Plan’s primary purpose is to provide tax-advantageous asset accumulation for a select group of management and highly compensated employees. Eligible employees may elect to defer up to fifty percent of base salary and/or one hundred percent of bonus earned. The Administrator, persons appointed by the Company’s Board of Directors, may further limit the minimum or maximum amount deferred by any Participants, for any reason.

During fiscal 2006, the Compensation Committee of the Board of Directors approved discretionary contributions to the Plan in the amount of $1.8 million. Contributions to the plan become vested (i) upon the Company attaining annual pre-tax earnings targets and, (ii) after a designated period of time, which is between 24 and 36 months. Compensation expense is recorded ratably over the service period based upon an estimate of the likelihood of achieving the performance goals.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Employee Retirement Plans (continued)

During fiscal 2007, the Compensation Committee of the Board of Directors approved discretionary contributions to the Plan in the amount of $1.1 million. Each such award was granted July 1, 2007 and vests ratably on an annual basis over a three-year period if, and only if, the Company attains certain strategic objectives as established by the Board of Directors for each fiscal year during the three-year period. The Company attained those strategic objectives for fiscal years 2008 and 2009.

There were no discretionary contributions to the Plan approved by the Board of Directors during fiscal years 2008 and 2009.

Compensation expense related to discretionary contributions was $0.6, $0.8 million and $0.7 million for the years ended June 30, 2007, 2008 and 2009, respectively.

6.	Property and Equipment

Property and equipment at June 30, 2008 and 2009 consist of (in thousands):

	June 30,
	2008	2009

Land	$189	$156
Leasehold improvements	67,308	61,986
Equipment and furniture	98,838	96,275

	166,335	158,417
Less: accumulated depreciation	(98,302)	(99,803)

Property and equipment, net	$68,033	$58,614

Depreciation expense amounted to $12.8 million, $17.6 million and $16.9 million for the years ended June 30, 2007, 2008 and 2009, respectively.

7.	Debt

The Company had debt obligations at June 30, 2008 and 2009 as follows (in thousands):

	June 30,
	2008	2009

Revolving credit facility	$5,341	$—
Dollar Financial Corp. 2.875% Senior Convertible Notes due 2027	152,382	161,315
Term loans due October 2012	377,863	368,722
Other	—	6,268

Total debt	535,586	536,305
Less: current portion of debt	(9,187)	(5,880)

Long-term debt	$526,399	$530,425

On July 21, 2006, the Company used the $80.8 million net proceeds from its follow-on offering of common stock to redeem $70.0 million principal amount of its outstanding 9.75% senior notes due 2011 (“Notes”), pay $6.8 million in redemption premium, pay $1.3 million in accrued interest and use the remaining $2.6 million for working capital purposes.

On September 14, 2006, OPCO commenced a cash tender offer for any and all of its outstanding $200.0 million aggregate principal amount of the Company’s 9.75% senior notes due 2011 on the terms and

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Debt (continued)

subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated September 14, 2006 and the related Consent and Letter of Transmittal. In connection with the tender offer and consent solicitation, OPCO received the requisite consents from holders of the Notes to approve certain amendments to the indenture (“Amendments”) under which the Notes were issued. The Amendments eliminated substantially all of the restrictive covenants and certain events of default. The Amendments to the indenture governing the Notes are set forth in a Fourth Supplemental Indenture dated as of October 27, 2006 among OPCO, certain of OPCO’s direct and indirect subsidiaries, as guarantors, and U.S. Bank National Association, as trustee, (“Supplemental Indenture”), and became operative and binding on the holders of the Notes as of October 30, 2006, in connection with the closing of the credit facilities, explained below, and the acceptance of the Notes tendered pursuant to the tender offer.

The total consideration for the Notes tendered and accepted for purchase pursuant to the tender offer was determined as specified in the tender offer documents, on the basis of a yield to the first redemption date for the Notes equal to the sum of (i) the yield (based on the bid side price) of the 3.00% U.S. Treasury Security due November 15, 2007, as calculated by Credit Suisse Securities (USA) LLC in accordance with standard market practice on the price determination date, as described in the tender offer documents, plus (ii) a fixed spread of 50 basis points. OPCO paid accrued and unpaid interest up to, but not including, the applicable payment date, October 30, 2006. Each holder who validly tendered its Notes and delivered consents on or prior to 5:00 p.m., New York City time, on September 27, 2006 was entitled to a consent payment, which was included in the total consideration set forth above, of $30 for each $1,000 principal amount of Notes tendered by such holder to the extent such Notes were accepted for purchase pursuant to the terms of the tender offer and consent solicitation. Holders who tendered Notes were required to consent to the Amendments. The total principal amount of the Notes tendered was $198.0 million.

On November 15, 2007, the Company redeemed the remaining $2.0 million principal of the Notes at a redemption price of 104.875%, plus accrued and unpaid interest in the amount of $0.1 million.

Refinancing of Existing Credit Facility

On October 30, 2006, the Company completed the refinancing of its existing credit facilities and entered into a new $475.0 million credit facility (“New Credit Agreement”). The New Credit Agreement is comprised of the following: (i) a senior secured revolving credit facility in an aggregate amount of USD 75.0 million (the “U.S. Revolving Facility”) with OPCO as the borrower; (ii) a senior secured term loan facility with an aggregate amount of USD 295.0 million (the “Canadian Term Facility”) with National Money Mart Company, a wholly-owned Canadian indirect subsidiary of OPCO, as the borrower; (iii) a senior secured term loan facility with Dollar Financial U.K. Limited, a wholly-owned U.K. indirect subsidiary of OPCO, as the borrower, in an aggregate amount of USD 80.0 million (consisting of a USD 40.0 million tranche of term loans and another tranche of term loans equivalent to USD 40.0 million denominated in Euros) (the “UK Term Facility”) and (iv) a senior secured revolving credit facility in an aggregate amount of C$28.5 million (the “Canadian Revolving Facility”) with National Money Mart Company as the borrower.

On October 30, 2006, National Money Mart Company borrowed USD 170.0 million under the Canadian Term Facility, Dollar Financial U.K. borrowed USD 80.0 million under the U.K. Term Facility and OPCO borrowed USD 14.6 million under the US Revolving Facility. These funds were used to repurchase USD 198.0 million in aggregate principal amount of the outstanding Notes issued by OPCO pursuant to the previously discussed cash tender offer and consent solicitation for all outstanding Notes, to repay the outstanding principal amounts, accrued interest and expenses under OPCO’s existing credit facility and to pay related transaction costs. On October 31, 2006, National Money Mart Company borrowed an additional USD 125.0 million under the Canadian Term Facility to fund the Canadian Acquisition, as further described below, and to pay related transaction costs.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Debt (continued)

The U.S. Revolving Facility and the Canadian Revolving Facility have an interest rate of LIBOR plus 300 basis points and CDOR plus 300 basis points, respectively, subject to reduction as the Company reduces its leverage. The Canadian Term Facility consisted of USD 295.0 million at an interest rate of LIBOR plus 275 basis points. The U.K. Term Facility consisted of a USD 40.0 million tranche at an interest rate of LIBOR plus 300 basis points and a tranche denominated in Euros equivalent to USD 40.0 million at an interest rate of Euribor plus 300 basis points.

In the third quarter of fiscal 2008, the Company’s United Kingdom subsidiary entered into an overdraft facility (“U.K. Revolving Facility”) which provides for a commitment of up to GBP 5.0 million. Amounts outstanding under the U.K. Revolver Facility bear interest at a rate of the Bank base Rate (currently 0.5%) plus 0.5%.

At June 30, 2009 there were no amounts outstanding under the U.S. Revolving Facility, the Canadian Revolving Facility nor the U.K. Revolving Facility. At June 30, 2009, the outstanding amount of the Canadian Term Facility was USD 286.9 million and the outstanding amount of the U.K. Term Facility consisted of USD 38.9 million and EUR 30.6 million. Each term loan will mature on October 30, 2012, and will amortize in equal quarterly installments in an amount equal to 0.25% of the original principal amount of the applicable term loan for the first twenty-three (23) quarters following funding, with the outstanding principal balance payable in full on the maturity date of such term loan. Each revolving facility will mature and the commitments there under will terminate on October 30, 2011.

The obligations under the U.S. Revolving Facility are guaranteed by the Company and certain direct and indirect domestic subsidiaries of the Company. The obligations under the Canadian Term Facility, the Canadian Revolving Facility and the U.K. Term Facility are guaranteed by the Company and substantially all of its domestic and foreign direct and indirect subsidiaries. The obligations of the respective borrowers and guarantors under the facilities are secured by substantially all of the assets of such borrowers and guarantors.

The New Credit Agreement contains certain financial and other restrictive covenants, which, among other things, requires the Company to achieve certain financial ratios, limit capital expenditures, restrict payment of dividends and obtain certain approvals if the Company wants to increase borrowings. As of June 30, 2009, the Company was in compliance with all covenants.

2.875% Senior Convertible Notes due 2027

On June 27, 2007, the Company issued $200.0 million aggregate principal amount of Dollar Financial Corp. 2.875% Senior Convertible Notes due 2027 (the “Convertible Notes”) in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (“Securities Act”). The Company received proceeds of approximately $193.5 million from the issuance, net of underwriting fees of approximately $6.4 million. Underwriting fees are included in issuance costs on the Company’s balance sheet and are amortized to interest expense using the effective interest rate method over 5.5 years. The Convertible Notes are general unsecured obligations and rank equally in right of payment with all of the Company’s other existing and future obligations that are unsecured and unsubordinated. The Convertible Notes bear interest at the rate of 2.875% per year, payable every June 30 and December 31 beginning December 31, 2007. The Convertible Notes mature on June 30, 2027, unless earlier converted, redeemed or repurchased by the Company. Holders of the Convertible Notes may require the Company to repurchase in cash some or all of the Convertible Notes at any time before the Convertible Notes’ maturity following a fundamental change as defined in the Indenture dated June 27, 2007 (the “Indenture”).

The Indenture includes a “net share settlement” provision that allows the Company, upon redemption or conversion, to settle the principal amount of the notes in cash and the additional conversion value, if any, in shares of the Company’s common stock. Holders of the Convertible Notes may convert their Convertible Notes

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Debt (continued)

based at an initial conversion rate of 25.7759 shares per $1,000 principal amount of Convertible Notes, subject to adjustment, prior to stated maturity under the following circumstances:

•	during any calendar quarter commencing after September 30, 2007, if the closing sale price of the Company’s common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last day of the preceding calendar quarter;

•	during the five day period following any five consecutive trading day period in which the trading price of the Convertible Notes for each day of such period was less than 98.0% of the product of the closing sale price per share of the Company’s common stock on such day and the conversion rate in effect for the Convertible Notes on each such day;

•	if such notes have been called for redemption; at any time on or after December 31, 2026; or

•	upon the occurrence of specified corporate transactions as described in the Indenture.

If a fundamental change, as defined in the Indenture, occurs prior to December 31, 2014 and a holder elects to convert its Convertible Notes in connection with such transaction, the Company will pay a make whole provision, as defined in the Indenture.

On or after December 31, 2012, but prior to December 31, 2014, the Company may redeem for cash all or part of the Convertible Notes, if during any period of 30 consecutive trading days ending not later than December 31, 2014, the closing sale price of a share of the Company’s common stock is for at least 120 trading days within such period of 30 consecutive trading days greater than or equal to 120% of the conversion price on each such day. On or after December 31, 2014, the Company may redeem for cash all or part of the Convertible Notes, upon at least 30 but not more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of Convertible Notes. The amount of cash paid in connection with each such redemption will be 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, including any additional amounts, up to but excluding the redemption date.

Holders have the right to require the Company to purchase all or a portion of the Notes on December 31, 2012, December 31, 2014, June 30, 2017 and June 30, 2022 (each of which are referred to as the purchase date). The purchase price payable will be equal to 100% of the principal amount of the notes to be purchase plus any accrued and unpaid interest, including any additional amounts, up to but excluding the purchase date.

If the Company undergoes a fundamental change, as defined in the Indenture, before maturity of the Convertible Notes, holders will have the right, subject to certain conditions, to require the Company to repurchase for cash all or a portion of the Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus accrued and unpaid interest, including any additional amounts, up to but excluding the date of repurchase.

The Company has considered the guidance in Emerging Issues Task Force (“EITF”) Abstract No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio” (“EITF 98-5”), and has determined that the Convertible Notes do not contain a beneficial conversion feature, as the fair value of the Company’s common stock on the date of issuance was less than the initial conversion price.

Upon conversion, the Company will have the option to either deliver:

1.	cash equal to the lesser of the aggregate principal amount of the Convertible Notes to be converted ($1,000 per note) or the total conversion value; and shares of the Company’s common stock in respect

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Debt (continued)

of the remainder, if any, of the conversion value over the principal amount of the Convertible Notes; or

2.	shares of the Company’s common stock to the holders, calculated at the initial conversion price which is subject to any of the conversion price adjustments discussed above at any time before December 31, 2006.

The Company has made a policy election to settle the principal amount of the Convertible Notes in cash. As such, in accordance with Financial Accounting Standards Board Statement No. 128, Earnings per Share (“FAS 128”), the Notes will be excluded from the Company’s calculation of diluted earnings per share.

Interest expense, net was $31.5 million, $44.4 million and $43.7 million for the years ended June 30, 2007, 2008 and 2009, respectively. Included interest expense is $7.8 million and $8.6 million, of non-cash interest related to the Convertible Notes, for the years ended June 30, 2008 and 2009, respectively.

8.	Income Taxes

U.S. income taxes have not been provided on the undistributed earnings of international subsidiaries. The Company’s intention is to reinvest these earnings indefinitely. The Company believes that any U.S. tax on repatriated earnings would be substantially offset by U.S. foreign tax credits and or by use of available net operating loss carry forwards subject to the limitations under Section 382 of the Internal Revenue Code. As of June 30, 2009, there are $129.2 million of undistributed foreign earnings.

The Company’s U.S. and foreign income before income taxes for the years ended June 30, 2007, 2008 and 2009 is set forth below ( in thousands):

	June 30,
	2007	2008	2009

U.S	$(70,032)	$(11,987)	$(33,963)
Foreign	75,564	91,366	42,164

Total	$5,532	$79,379	$8,201

The details of the Company’s income tax provision for the years ended June 30, 2007, 2008 and 2009 are set forth below (in thousands):

	June 30,
	2007	2008	2009

Current:
U.S. Federal	$—	$(174)	$—
Foreign	36,223	30,297	25,133
State	—	2	183

Total	$36,223	$30,125	$25,316
Deferred:
U.S. Federal	$589	$3,314	$4,865
Foreign	923	2,576	(15,158)

Total	$1,512	$5,890	$(10,293)

Total income tax provision	$37,735	$36,015	$15,023

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Income Taxes (continued)

Below is the reconcilation of income tax expense from the U.S. federal statutory rate to the Company’s effective tax rate for the years ended June 30, 2007, 2008 and 2009 (in thousands):

	June 30,
	2007	2008	2009

Tax provision at federal statutory rate	$1,936	$27,783	$2,870
Add(deduct)
State tax provision	—	1	183
Canadian withholding	521	349	245
Effect of foreign operations	(9,648)	2,024	(2,769)
Change in uncertain tax position related to transfer pricing	—	—	(2,853)
Foreign exchange gain	—	—	3,367
Other permanent differences	(5,158)	(770)	3,275
Convertible debt discount	—	2,850	3,126
UK goodwill amortization	—	—	536
Valuation allowance	50,084	3,778	7,043

Tax provision at effective tax rate	$37,735	$36,015	$15,023

Prior to the global debt restructuring completed in the Company’s fiscal year ended June 30, 2007, interest expense in the U.S. resulted in U.S. tax losses, thus generating deferred tax assets. The Company provided a valuation allowance against all of its U.S. deferred tax assets at June 30, 2009 and 2008 which amounted to $88.5 million and $79.6 million, respectively. Because realization is not assured, the Company has not recorded the benefit of the deferred tax assets. As of June 30, 2009, the Company has approximately $106.3 million of federal net operating loss carry forwards available to offset future taxable income. The federal net operating loss carry forwards will begin to expire in 2024, if not utilized. The Company has foreign tax credit carryforwards of approximately $45.6 million, which will begin to expire in 2017 if not utilized. Additionally, in fiscal 2007 the Company recorded a valuation allowance of $1.3 million against a Canadian foreign currency loss. The loss is capital in nature and at this time the Company has not identified any potential capital gains against which to offset the loss.

Additionally, as a result of the adoption of FASB Staff Position APB 14-1 (FSP 14-1), the Company has recorded a reduction to deferred tax assets of $19.5 million on July 1, 2007. Since realization of this reduction to deferred tax assets is not assured, the Company has recorded a full valuation allowance against this deferred tax liability which resulted in a reduction to the Company’s valuation allowance at June 30, 2008 and June 30, 2009 of $16.7 million and $13.5 million respectively.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Income Taxes (continued)

The details of the Company’s 2007-2009 deferred tax assets and liabilities as of June 30, 2008 and 2009 are set forth below (in thousands):

	June 30,
	2007	2008	2009

Deferred tax assets
Loss reserves	$5,372	$5,952	$3,817
Depreciation and amortization	10,616	10,234	10,752
Accrued compensation	1,531	2,446	2,949
Other accrued expenses	3,154	1,998	18,660
Net operating loss carryforwards	34,718	30,070	36,964
Foreign tax credit carryforwards	38,569	45,705	45,590
Foreign capital loss carryforwards	1,411	1,473	1,290
Foreign currency swaps	3,009	11,128	9,891
Other	183	758	516

Total deferred tax assets	98,563	109,764	130,429
Valuation Allowance	(74,502)	(80,907)	(89,788)

Net deferred tax asset	$24,061	$28,857	$40,641

Deferred tax liabilities
Amortization and other temporary differences	$(7,679)	$(13,267)	$(18,876)
Convertible debt discount	(19,516)	(16,666)	(13,540)
Foreign currency transactions	(5,034)	(9,085)	(71)

Total deferred tax liability	(32,229)	(39,018)	(32,487)

Net deferred tax (liability) asset	$(8,168)	$(10,161)	$8,154

For purposes of balance sheet presentation, the deferred tax liability related to the convertible debt discount has been netted against the Company’s deferred tax asset.

The analysis of the change in the Company’s valuation allowance for the years ended June 30, 2007, 2008 and 2009 is set forth below (in thousands):

	June 30,
	2007	2008	2009

Balance at beginning of year	$(47,517)	$(74,502)	$(80,907)
(Provision)/benefit	(50,084)	(3,778)	(7,042)
Other additions/(deductions)	23,099	(2,627)	(1,839)

Balance at end of year	$(74,502)	$(80,907)	$(89,788)

Foreign, federal and state income taxes of approximately $35.8 million, $29.2 million and $25.8 million were paid during the years ended June 30, 2007, 2008 and 2009, respectively.

The Company believes that its ability to utilize pre-2007 net operating losses in a given year will be limited to $9.0 million under Section 382 of the Internal Revenue Code, which the Company refers to as the Code, because of changes of ownership resulting from the June 2006 follow-on equity offering. In addition, any future debt or equity transactions may reduce the Company’s net operating losses or further limit its ability to utilize the net operating losses under the Code. The deferred tax asset related to excess foreign tax credits is also fully offset by a valuation allowance of $45.6 million.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Income Taxes (continued)

The Company adopted the provisions of FIN 48 on July 1, 2007. The implementation of FIN 48 did not result in any adjustment in its liability for unrecognized income tax benefits. At the adoption date of July 1, 2007, the Company had unrecognized tax benefit reserves related to uncertain tax positions of $7.6 million. At June 30, 2008 and 2009 the Company had $9.9 million and $7.8 million, respectively of unrecognized tax benefits, primarily related to transfer pricing matters, which if recognized, would reduce the effective tax rate. It is not anticipated that any portion of this reserve will reverse in the next 12 months. The reduction of $2.1 million in the reserve related to uncertain tax positions was principally caused by the impact of a favorable Competent Authority settlement.

The tax years ending June 30, 2005 through 2008 remain open to examination by the taxing authorities in the United States, United Kingdom and Canada. The Company just recently settled its Federal audit with the Internal Revenue Service for fiscal 2007 with only an adjustment to its foreign tax credit carryforward but no impact on the Company’s effective tax rate.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2009, the Company had approximately $0.5 million of accrued interest related to uncertain tax positions which remained materially unchanged from the prior year. The provision for unrecognized tax benefits, including accrued interest, is included in income taxes payable.

A reconciliation of the liability for uncertain tax position for fiscal 2009 follows:

Balance at July 1, 2008	$9,919
Net decreases due to current year tax positions	(2,146)

Balance at June 30, 2009	$7,773

9.	Loss on Extinguishment of Debt

On June 16, 2006, the Company announced the pricing of an underwritten follow-on offering of 5,000,000 shares of the Company’s common stock at $16.65 per share. On June 21, 2006, the Company received $80.8 million in net proceeds in connection with this follow-on offering, which on July 21, 2006 were used to redeem $70.0 million principal amount of the Notes. On October 30, 2006, the Company completed the refinancing of $198.0 million principal amount of the Notes and entered into the New Credit Agreement. On November 15, 2007 the Company redeemed the remaining $2.0 million principal amount outstanding of the Notes.

In connection with the redemptions of the aforementioned outstanding principal amounts of the Company’s Notes, the Company incurred related losses on the extinguishment of debt. For the periods presented, the loss incurred on the extinguishment of debt is as follows (in millions):

	2007	2008	2009

Call Premium	$6.8	$0.1	$—
Write-off of original issue discount, net	(1.4)	—	—
Tender premium	17.6	—	—
Write-off of previously capitalized deferred issuance costs, net	8.8	—	—

	$31.8	$0.1	$—

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Commitments

The Company has various non-cancelable operating leases for office and retail space and certain equipment with terms ranging from one to five years, most of which contain standard optional renewal clauses. Total rent expense under operating leases amounted to $27.8 million, $37.0 million and $36.0 million for the years ended June 30, 2007, 2008 and 2009, respectively.

At June 30, 2009, future minimum lease payments for operating leases are as follows (in thousands):

Year	Amount

2010	$33,532
2011	27,006
2012	20,991
2013	15,795
2014	11,857
Thereafter	25,897

$135,078

11.	Acquisitions

The following acquisitions have been accounted for under the purchase method of accounting.

On August 30, 2007, the Company entered into a purchase agreement to acquire substantially all of the assets of 45 retail stores, operating as Check Casher, American Check Casher, Cash Advance, American Payday Loans, Cash Advance USA and Payday Loans (collectively, “American Payday Loans” or “APL Acquisition”). The purchase price was $29.3 million in cash including $2.0 million in cash that will be held in escrow for 24 months to secure certain indemnification claims. The Company anticipates a full return of the $2.0 million escrow balance. In addition, the agreement included a maximum revenue-based earn-out of up to $3.0 million which would have been payable in February 2009, however the provisions of the earn-out were not met. Between August 2007 and March 2008, we consummated a series of acquisitions of the 45 stores, which were located in Kansas, Missouri, Hawaii, Oklahoma, Arizona, Iowa, South Carolina and Nebraska. The Company allocated a portion of the purchase price to loans receivable for $4.7 million and other assets for $2.6 million. A portion of the proceeds from the $200.0 million senior convertible note offering on June 27, 2007 were utilized to pay for the APL Acquisition. The excess purchase price over the preliminary fair value of identifiable assets acquired was $22.0 million and was recorded to goodwill.

On December 15, 2007, the Company consummated the acquisition of substantially all of the assets of 81 financial services stores and one corporate office in southeast Florida (the “CCS Acquisition”) from CCS Financial Services, Inc. d/b/a/ The Check Cashing Store (“CCS”). The acquisition was effected pursuant to the terms of an asset purchase agreement dated October 11, 2007. The aggregate purchase price for the acquisition was $102.1 million cash, including $6.0 million in cash to be held in escrow for 24 months to secure certain indemnification claims. The Company allocated a portion of the purchase price to loans receivable for $7.6 million, cash in stores for $2.1 million, fixed assets for $3.9 million and other assets for $0.5 million. A portion of the proceeds from the $200 million senior convertible note offering on June 27, 2007 was utilized to pay for the CCS Acquisition. The excess of the purchase price over the fair value of the identifiable assets acquired was $88.0 million and was recorded as goodwill.

On December 19, 2007, the Company entered into a share purchase agreement to acquire all of the shares of Cash Your Cheque, Ltd, a U.K. entity, which operates seven check cashing and single-payment consumer lending stores. The aggregate purchase price for the acquisition was approximately $4.2 million in cash. The Company used excess cash to fund the acquisition. The Company allocated approximately $0.6 million to net

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Acquisitions (continued)

assets acquired. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $3.6 million and was recorded as goodwill.

On February 26, 2008, the Company entered into a purchase agreement to acquire substantially all of the assets of 10 financial stores in Ontario, Canada operating under the name Unicash. The aggregate purchase price for the acquisition was $1.4 million cash. The Company used excess cash to fund the acquisition. The Company allocated approximately $0.2 million to the net assets acquired. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $1.2 million and was recorded as goodwill.

During fiscal 2008, the Company completed various smaller acquisitions in Canada and the United Kingdom for an approximate purchase price of approximately $8.5 million that resulted in an aggregate increase in goodwill of $4.7 million.

On October 17, 2008, the Company entered in a series of purchase agreements to acquire substantially all of the assets of six franchised stores from a franchisee of the Company’s wholly owned United Kingdom subsidiary. The aggregate purchase price for the acquisitions was approximately $3.3 million in cash. The Company used excess cash to fund the acquisition. The company allocated a portion of the purchase price to identifiable intangible assets, reacquired franchise rights, in the amount of $2.6 million and other assets in the amount of $0.7 million. There was no excess purchase price over the preliminary fair value of identifiable assets acquired.

On April 21, 2009, the Company entered into a purchase agreement to acquire all of the shares of Express Finance Limited, a U.K. Internet-based consumer lending business. The aggregate purchase price for the acquisition was approximately $6.8 million in cash. In addition, the agreement provides for an earnings-related contingent consideration amount based on the results for the two years following the date of acquisition. No amounts have been recorded for this contingent consideration. The Company used excess cash to fund the acquisition. The Company allocated approximately $0.8 million to net assets acquired including $2.8 million in net loans receivable. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $6.0 million and was recorded as goodwill.

On June 29, 2009, the Company entered into a purchase agreement to acquire substantially all of the assets of 2 pawn shops located n Scotland from Robert Biggar Limited. The aggregate purchase price for the acquisition was approximately $8.0 million in cash. The Company used excess cash to fund the acquisition. The Company allocated approximately $3.7 million to net assets acquired. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $4.3 million and was recorded as goodwill.

On June 30, 2009, the Company entered into a purchase agreement to acquire 76% of the shares of Optima, S.A., a consumer lending business in Poland. The aggregate purchase price for the acquisition was approximately $5.6 million in cash and the assumption of approximately $6.3 million in debt. The holders of the assumed debt are current shareholders of Optima. In addition, the agreement provides for an earnings-related contingent consideration amount based on the cumulative three year period following the date of acquisition. No amounts have been recorded for this contingent consideration. The Company used excess cash to fund the acquisition. The Company allocated approximately $1.3 million to net assets acquired including $7.4 million in net loans receivable. The excess purchase price over the preliminary fair value of the identifiable assets acquired was $4.6 million and was recorded as goodwill.

During fiscal 2009, the Company completed various smaller acquisitions in the United States and the United Kingdom for a purchase price of approximately $2.1 million that resulted in an aggregate increase in goodwill of $1.5 million, calculated as the excess purchase price over the preliminary fair value of the identifiable assets acquired.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Acquisitions (continued)

One of the core strategies of the Company is to capitalize on its competitive strengths and enhance our leading marketing positions. One of the key elements in that strategy is the intention to grow our network through acquisitions. All of the Company’s acquisitions during fiscal year 2009 provide us with increased market penetration or in some cases the opportunity to enter new platforms and geographies. The purchase price of each acquisition is primarily based on a multiple of historical earnings. Our standard business model, and that of the industry’s, is one that does not rely heavily on tangible assets and therefore, it is common to have a majority of the purchase price allocated to goodwill, or in some cases, intangibles.

The following reflects the change in goodwill during the periods presented (in millions):

Balance at June 30, 2008	$419.4
Acquisitions:
Express Finance Limited	6.0
Robert Biggar Limited	4.3
Optima, S.A.	4.6
Various small acquisitions	1.5
Foreign currency adjustment	(29.3)

Balance at June 30, 2009	$406.5

The following unaudited pro forma information for the years ended June 30, 2008 and 2009 presents the results of operations as if the acquisitions had occurred as of the beginning of the periods presented. The pro forma operating results include the results of these acquisitions for the indicated periods and reflect the increased interest expense on acquisition debt and the income tax impact as of the respective purchase dates of the APL, the CCS, Express Finance, Robert Biggar and Optima acquisitions. Pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the purchase been made on the date above or the results which may occur in the future.

	Fiscal Year Ended June 30,
	2008	2009
	(Unaudited — in
	thousands except per
	share amounts)

Revenues	$614,805	$543,711
Net income/(loss)	$50,597	$(1,618)
Net income per common share — basic	$2.10	$(0.07)
Net income per common share — diluted	$2.06	$(0.07)

12.	We The People Restructuring Plan

In December 2006, due to the inability to integrate the WTP business with the Company’s existing check cashing and short term consumer lending store network along with the litigation surrounding the WTP business, the Company approved and implemented a restructuring plan for the WTP business, which had previously been included in the Company’s U.S. reporting unit. The restructuring plan includes the closing of all of the company-owned WTP locations and a focus on improving the performance and profitability of the document processing segment of the business by consolidating satellite processing centers and eliminating low volume products and related costs, while concentrating its sales effort, with respect to new WTP franchises, in a select group of targeted states.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	We The People Restructuring Plan (continued)

As a result of the restructuring initiatives, in fiscal 2007, the Company incurred $1.2 million for cash expenses related to the closure of the company-operated stores and other initiatives. In addition, the Company incurred $23.2 million in one-time non-cash charges including the write-off of $22.5 million of goodwill and $0.7 million in other tangible and intangible assets, net of deferred fees, which is included in goodwill impairment and other charges on the statement of operations. There were no charges related to the WTP restructuring plan during the fiscal years 2008 and 2009. See Note 13 for further discussion.

13.	Goodwill and Other Intangibles

The changes in the carrying amount of goodwill by reportable segment for the fiscal year ended June 30, 2008 and the June 30, 2009 are as follows (in thousands):

	United States	Canada	United Kingdom	Total

Balance at June 30, 2007	$94,163	$134,081	$65,218	$293,462
Acquisition	111,047	1,870	7,722	120,639
Foreign currency translation adjustments	—	5,892	(642)	5,250

Balance at June 30, 2008	$205,210	$141,843	$72,298	$419,351
Acquisition	5,125	51	11,287	16,463
Foreign currency translation adjustments	—	(17,441)	(11,819)	(29,260)

Balance at June 30, 2009	$210,335	$124,453	$71,766	$406,554

The following table reflects the components of intangible assets (in thousands):

	June 30, 2008	June 30, 2009
	Gross Carrying	Gross Carrying
	Amount	Amount

Non-amortized intangible assets:
Goodwill	$419,351	$406,554
Reacquired franchise rights	51,380	47,793

	$470,731	$454,347

The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Goodwill is the excess of cost over the fair value of the net assets of the business acquired. Intangible assets consist of reacquired franchise rights, which are deemed to have an indefinite useful life and are not amortized.

Goodwill is tested for impairment annually as of June 30, or whenever events or changes in business circumstances indicate that an asset might be impaired. As of June 30, 2009, there is no impairment of goodwill. However, if market conditions continue to worsen or there is significant regulatory action that negatively affects our business, there can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Identified intangibles with indefinite lives are tested for impairment annually as of December 31, or whenever events or changes in business circumstances indicate that an asset may be impaired. If the estimated fair value is less than the carrying amount of the intangible assets with indefinite lives, then an impairment charge would be recognized to reduce the asset to its estimated fair value. As of December 31, 2008, there

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Goodwill and Other Intangibles (continued)

was no impairment of reacquired franchise rights. There can be no assurance that future impairment tests will not result in a charge to earnings.

The fair value of the Company’s goodwill and indefinite-lived intangible assets are estimated based upon a present value technique using discounted future cash flows. The Company uses management business plans and projections as the basis for expected future cash flows. Assumptions in estimating future cash flows are subject to a high degree of judgment. The Company makes every effort to forecast its future cash flows as accurately as possible at the time the forecast is developed. However, changes in assumptions and estimates may affect the implied fair value of goodwill and indefinite-lived intangible assets and could result in an additional impairment charge in future periods.

14.	Contingent Liabilities

Due to the uncertainty surrounding the litigation process, except for those matters where an accrual has been provided for, the Company is unable to reasonably estimate the range of loss, if any, at this time in connection with the legal proceedings discussed below. While the outcome of many of these matters is currently not determinable, the Company believes it has meritorious defenses and that the ultimate cost to resolve these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. In addition to the legal proceedings discussed below, the Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business.

We assess the materiality of litigation by reviewing a range of qualitative and quantitative factors. These factors include the size of the potential claims, the merits of the Company’s defenses and the likelihood of plaintiffs’ success on the merits, the regulatory environment that could impact such claims and the potential impact of the litigation on our business. The Company evaluates the likelihood of an unfavorable outcome of the legal or regulatory proceedings to which it is a party in accordance with SFAS No. 5, “Accounting for Contingencies.” This assessment is subjective based on the status of the legal proceedings and is based on consultation with in-house and external legal counsel. The actual outcomes of these proceedings may differ from the Company’s assessments.

Canadian Legal Proceedings

On August 19, 2003, a former customer in Ontario, Canada, Margaret Smith commenced an action against OPCO and the Company’s Canadian subsidiary, Money Mart, on behalf of a purported class of Ontario borrowers who, Smith claims, were subjected to usurious charges in payday-loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury, seeks restitution and damages, including punitive damages, and seeks injunctive relief prohibiting further alleged usurious charges. The plaintiff’s motion for class certification was granted on January 5, 2007. The trial of the common issues commenced on April 27, 2009 but was suspended when the parties reached a settlement. During the fiscal quarter and fiscal year ended June 30, 2009, our Canadian subsidiary, Money Mart, recorded a charge of US$57.4 million in relation to the pending Ontario settlement and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces described below. There is no assurance that the Ontario settlement of a class action proceeding in the provinces of Canada will receive final Court approval or that any of the other class action proceedings will be settled. Although we believe that we have meritorious defenses to the claims in the proceedings and intend to vigorously defend against such claims, the ultimate cost of resolution of such claims, either through settlements or pursuant to litigation, may substantially exceed the amount accrued at June 30, 2009, and additional accruals may be required in the future. Of the amount recorded, $6.5 million was paid during the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Contingent Liabilities (continued)

Canadian Legal Proceedings (continued)

fourth quarter, and the remaining provision of approximately $50.9 million is included in the Company’s accrued expenses.

On November 6, 2003, Gareth Young, a former customer, commenced a purported class action in the Court of Queen’s Bench of Alberta, Canada on behalf of a class of consumers who obtained short-term loans from Money Mart in Alberta, alleging, among other things, that the charge to borrowers in connection with such loans is usurious. The action seeks restitution and damages, including punitive damages. On December 9, 2005, Money Mart settled this action, subject to court approval. On March 3, 2006, just prior to the date scheduled for final court approval of the settlement, the plaintiff’s lawyers advised that they would not proceed with the settlement and indicated their intention to join a purported national class action. No steps have been taken in the action since March 2006. Subsequently, Money Mart commenced an action against the plaintiff and the plaintiff’s lawyer for breach of contract. This latter action has since been resolved.

On March 5, 2007, a former customer, H. Craig Day, commenced an action against OPCO, Money Mart and several of the Company’s franchisees in the Court of Queen’s Bench of Alberta, Canada on behalf of a putative class of consumers who obtained short-term loans from Money Mart in Alberta. The allegations, putative class and relief sought in the Day action are substantially the same as those in the Young action but relate to a claim period that commences before and ends after the claim period in the Young action and excludes the claim period described in that action.

On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against Money Mart and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, MacKinnon claims were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. Following initial denial, MacKinnon obtained an order permitting him to re-apply for class certification of the action against Money Mart alone, which was appealed. The Court of Appeal granted MacKinnon the right to apply to the original judge to have her amend her order denying class certification. On June 14, 2006, the original judge granted the requested order and Money Mart’s request for leave to appeal the order was dismissed. The certification motion in this action proceeded in conjunction with the certification motion in the Parsons action described below.

On April 15, 2005, the solicitor acting for MacKinnon commenced a proposed class action against Money Mart on behalf of another former customer, Louise Parsons. Class certification of the consolidated MacKinnon and Parsons actions was granted on March 14, 2007. In December 2007 the plaintiffs filed a motion to add OPCO as a defendant in this action and in March 2008 an order was granted adding OPCO as a defendant. On July 25, 2008, the plaintiffs’ motion to certify the action against OPCO was granted. The action against Money Mart and OPCO is presently in the discovery phase and a summary trial is scheduled to commence in March 2010.

Similar purported class actions have been commenced against Money Mart in Manitoba, New Brunswick, Nova Scotia and Newfoundland. OPCO is named as a defendant in the actions commenced in Nova Scotia and Newfoundland. The claims in these additional actions are substantially similar to those of the Ontario action referred to above.

On April 26, and August 3, 2006, two former employees, Peggy White and Kelly Arseneau, commenced companion actions against Money Mart and OPCO. The actions, which are pending in the Superior Court of Ontario, allege negligence on the part of the defendants in security training procedures and breach of fiduciary duty to employees in violation of applicable statutes. The companion lawsuits seek combined damages of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Contingent Liabilities (continued)

Canadian Legal Proceedings (continued)

C$5.0 million plus interest and costs. These claims have been submitted to the respective insurance carriers. The Company intends to defend these actions vigorously.

At this time, it is too early to determine the likelihood of an unfavorable outcome or the ultimate liability, if any, resulting from these matters.

California Legal Proceedings

On September 11, 2006, Caren Bufil commenced a lawsuit against OPCO; the claims in Bufil are substantially similar to the claims in a previously dismissed case. Bufil seeks class certification of the action alleging that OPCO failed to provide non-management employees with meal and rest breaks required under California law. The suit seeks an unspecified amount of damages and other relief. OPCO filed a motion for judgment on the pleadings, arguing that the Bufil case is duplicative of the previous case and should be dismissed. Plaintiff filed her motion for class certification. OPCO’s motion was granted and Bufil’s motion was denied. Bufil appealed both rulings. In April 2008, the Court of Appeal reversed the trial court’s ruling. OPCO filed a petition for review of that decision with the California Supreme Court, but in July 2008 the Court denied the petition. The case was then returned to the trial court level and was assigned to the complex division. The trial court ordered briefing and a hearing on the issue of what discretion the trial court had on plaintiff’s motion for class certification. After the hearing, the trial court ruled that it had to follow the Court of Appeal’s decision on class certification issues and ordered that the plaintiff’s proposed class and sub-classes be certified. At this time, it is too early to determine the likelihood of an unfavorable outcome or the ultimate liability, if any, resulting from the Bufil case.

On April 26, 2007, the San Francisco City Attorney (“City Attorney”) filed a complaint in the name of the People of the State of California alleging that OPCO’s subsidiaries engaged in unlawful and deceptive business practices in violation of California Business and Professions Code Section 17200 by either themselves making installment loans under the guise of marketing and servicing for co-defendant First Bank of Delaware (the “Bank”) or by brokering installment loans made by the Bank in California in violation of the prohibition on usury contained in the California Constitution and the California Finance Lenders Law and that they have otherwise violated the California Finance Lenders Law and the California Deferred Deposit Transaction Law. The complaint seeks broad injunctive relief as well as civil penalties. On January 5, 2009, the City Attorney filed a First Amended Complaint, restating the claims in the original complaint, adding OPCO as a defendant and adding a claim that short-term deferred deposit loans made by the Bank, which were marketed and serviced by OPCO and/or its subsidiaries violated the California Deferred Deposit Transaction law. OPCO and its subsidiaries have denied the allegations of the First Amended Complaint. Discovery is proceeding in state court and no trial date has been set. At this time, it is too early to determine the likelihood of an unfavorable outcome or the ultimate liability, if any, resulting from this case.

We The People Legal Proceedings

The Company’s business model for its legal document processing services business is being challenged in certain courts, as described below, which could result in the Company’s discontinuation of these services in any one or more jurisdictions. The company from which the Company bought the assets of its WTP business, We The People Forms and Service Centers USA, Inc. (the “Former WTP”), certain of its franchisees and/or WTP are defendants in various lawsuits. The principal litigation for the WTP business unit is as follows:

In May 2007, WTP met with the New York State Attorney General’s Office, Consumer Affairs Division, which had been investigating WTP operation in the New York City area for over three years. The Attorney

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Contingent Liabilities (continued)

We The People Legal Proceedings (continued)

General’s Office alleged that WTP engaged in unfair business practices, including deceptive advertising that harmed New York consumers. The Attorney General’s Office demanded that WTP enter into an Agreed Order of Discontinuance (“AOD”) and demanded WTP pay a fine of approximately $0.3 million, plus investigation costs. WTP denied the allegations and requested that the Attorney General’s Office hold the former New York City WTP owners liable for the alleged misconduct. The terms of the AOD are in negotiation.

In May 2007, WTP franchisee Roseann Pennisi and her company, We The People of Westchester Square, New York, Inc., sued the Company, Ira and Linda Distenfield, IDLD, and WTP in the Supreme Court of the State of New York, Bronx County. The complaint alleges breach of franchise agreement, tortious interference with franchise agreement, breach of the covenant of good faith and fair dealing, unfair competition against defendants and breach of contract and deception and misrepresentation, unjust enrichment, fraudulent concealment of material facts against the Distenfields and IDLD, Inc. and seeks over $9.0 million in damages. Following a successful motion by WTP to compel arbitration of the plaintiffs’ claims, in October 2008, the plaintiff filed a request to arbitrate with relief requested in the amount of $0.4 million. In August 2009, plaintiff amended her petition to arbitrate and increased it to $650,000. The Company believes the material allegations in the complaint with respect to the Company and WTP are without merit and intends to defend the matter vigorously.

In September 2007, Jacqueline Fitzgibbons, who claims to be a former customer of a WTP store, commenced a lawsuit against the Company and others in California Superior Court for Alameda County. The suit alleges on behalf of a putative class of consumers and senior citizens that, from 2003 to 2007, We The People violated California law by advertising and selling living trusts and wills to certain California residents. Fitzgibbons claims, among other things, that the Company and others improperly conspired to provide her with legal advice, misled her as to what, if any, legitimate service We The People provided in preparing documents, and misled her regarding the supervising attorneys’ role in preparing documents. The plaintiff is seeking class certification, prohibition of the Company’s alleged unlawful business practices, and damages on behalf of the class in the form of disgorgement of all monies and profits obtained from unlawful business practices, general and special damages, attorneys’ fees and costs of the suit, statutory and tremble damages pursuant to various California business, elder abuse, and consumer protection codes. The complaint has been amended several times to add new parties and additional claims. The Court granted, in part, the Company’s motion to dismiss certain claims alleged by the plaintiffs. In January 2009, an individual named Robert Blau replaced Fitzgibbons as lead plaintiff. The plaintiffs have moved for class certification and the motion is scheduled to be heard October 19, 2009. The Company is defending these allegations vigorously and believes that the claims and the assertion of class status are without merit.

In August 2008, a group of six former We The People customers commenced a lawsuit in St. Louis County, Missouri against the Company, its subsidiary, We The People USA, Inc. and WTP franchisees offering services to Missouri consumers. The plaintiffs allege, on behalf of a putative class of over 1,000 consumers that, from 2002 to the present, defendants violated Missouri law by engaging in: (i) an unauthorized law business, (ii) the unauthorized practice of law, and (iii) unlawful merchandising practices in the sale of its legal documents. The plaintiffs are seeking class certification, prohibition of the defendants’ unlawful business practices, and damages on behalf of the class in the form of disgorgement of all monies and profits obtained from unlawful business practices, attorney’s fees, statutory and treble damages pursuant to various Missouri consumer protection codes. In November 2008, the original six plaintiffs were dismissed by plaintiffs’ counsel and the initial complaint was also later dismissed. In January 2009, former WTP customers, Philip Jones and Carol Martin, on behalf of a punitive class of Missouri customers, filed a lawsuit in St. Louis County against the Company and its subsidiary, We The People USA, Inc., and a St. Louis franchisee entity alleging claims similar to the initial August 2008

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Contingent Liabilities (continued)

We The People Legal Proceedings (continued)

suit. These new plaintiffs also seek class certification. The Company intends to defend these allegations and believes that the plaintiffs’ claims and allegations of class status are without merit.

On January 14, 2009, a demand for arbitration was made on behalf of Thomas Greene and Rebecca M. Greene, We The People franchisees, against We The People USA, Inc., We The People LLC and the Company. The demand alleged violations by We The People of certain state and federal franchise laws relating to (1) failure to register the franchise as a business opportunity with the Utah Division of Consumer Protection; (2) earnings claims representations and (3) failure to provide a disclosure document meeting the substantive and timing requirements mandated by the Utah Business Opportunity Act. The Greenes are demanding $425,000 for losses relating to the violations. WTP and the Company believe the allegations are without merit and intend to defend the matter vigorously.

In June 2009, a demand for arbitration was filed by a current We The People franchisee, Frank Murphy, Jr., against the Company’s subsidiaries, We The People USA, Inc., and We The People LLC. The demand alleges violations by We The People of certain obligations under the Franchise Agreement and seeks $1 million for losses relating to these violations. WTP believes the allegations are without merit and intends to defend the matter vigorously.

In January 2009, the Company learned that Ira and Linda Distenfield had filed a joint voluntary petition under Chapter 7 of the U.S. Bankruptcy Code. In addition to delaying the ultimate resolution of many of the foregoing matters, the economic effect of this filing and, in particular, its effect on the Company’s ability to seek contribution from its co-defendants in connection with any of the foregoing matters, cannot presently be estimated.

It is the Company’s opinion that many of the WTP related litigation matters relate to actions undertaken by the Distenfields, IDLD, Inc. and the Former WTP during the period of time when they owned or managed We The People Forms and Service Centers USA, Inc.; this period of time was prior to the acquisition of the assets of the Former WTP by the Company. However, in many of these actions, the Company and WTP have been included as defendants in these cases as well. At this time, it is too early to determine the likelihood of an unfavorable outcome or the ultimate liability, if any, of any of the aforementioned matters against WTP or the Company or any other Company litigation as well.

In addition to the matters described above, the Company continues to respond to inquiries it receives from state bar associations and state regulatory authorities from time to time as a routine part of its business regarding its legal document processing services business and its WTP franchisees.

15.	Credit Risk

At June 30, 2008 and 2009, OPCO had 22 and 37, respectively, bank accounts in major U.S. financial institutions in the aggregate amount of $11.9 million and $4.6 million, respectively, which exceeded Federal Deposit Insurance Corporation deposit protection limits. The Canadian Federal Banking system provides customers with similar deposit insurance through the Canadian Deposit Insurance Corporation (“CDIC”). At June 30, 2008 and 2009, the Company’s Canadian subsidiary had 32 and 42 bank accounts, respectively, totaling $116.8 million and $100.1 million, respectively, which exceeded CDIC limits. At June 30, 2008 and 2009 the Company’s United Kingdom operations had 47 and 49 bank accounts, respectively, totaling $5.2 million and $13.6 million, respectively. These financial institutions have strong credit ratings and management believes credit risk relating to these deposits is minimal.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Credit Risk (continued)

In December 2006, the Company entered into cross-currency interest rate swap transactions to hedge against the change in value of the Company’s U.K. Term Facility and Canadian Term Facility denominated in a currency other than OPCO’s foreign subsidiaries’ respective functional currency. Under these cross-currency interest rate swap agreements with the Company’s two swap counter-parties, the Company hedged $375 million of its debt. These financial institutions have strong credit ratings and management believes the credit risk related to these swaps is minimal. On May 7, 2009, the Company terminated its two cross-currency interest rate swaps hedging variable-rate borrowings at its foreign subsidiary in the United Kingdom. As a result, the Company discontinued prospectively hedge accounting on these cross-currency swaps. In accordance with the provisions of SFAS 133, the Company will continue to report the net gain or loss related to the discontinued cash flow hedge in other comprehensive income included in shareholders’ equity and will subsequently reclassify such amounts into earnings over the remaining original term of the derivative when the hedged forecasted transactions are recognized in earnings. The aggregate unamortized notional amount of the swaps was $409.3 million and $339.9 at June 30, 2008 and 2009, respectively.

The Company had approximately $114.7 million of net consumer loans on its balance sheet at June 30, 2009 and approximately $115.8 million at June 30, 2008. These amounts are reflected in loans receivable, net. Loans receivable, net at June 30, 2009 and 2008 are reported net of a reserve of $12.1 million and $7.9 million, respectively, related to consumer lending. Loans in default at June 30, 2009 were $6.4 million, net of a $17.0 million allowance, and were $11.3 million, net of a $22.6 million allowance at June 30, 2008.

Activity in the allowance for loan losses during the fiscal years ended 2007, 2008 and 2009 was as follows (in thousands):

Allowances for Loan Losses

	Balance at	Provision for	Foreign
	Beginning of	Company-Funded	Currency		Net Charge-	Balance at
Description	Period	Loan Losses	Translation	Acquisitions	Offs	End of Period

June 30, 2009
Loan loss allowance	$7,853	$5,526	$(1,307)	$5,605	$(5,545)	$12,132
Defaulted loan allowance	22,580	45,529	(1,691)	—	(49,418)	17,000
June 30, 2008
Loan loss allowance	8,623	6,498	(129)	—	(7,139)	7,853
Defaulted loan allowance	18,045	50,784	368	—	(46,617)	22,580
June 30, 2007
Loan loss allowance	5,365	6,126	464	—	(3,332)	8,623
Defaulted loan allowance	$11,694	$32,884	$638	$—	$(27,171)	$18,045

16.  Capital Stock

On July 21, 2008, the Company announced that its Board of Directors had approved a stock repurchase plan, authorizing the Company to repurchase in the aggregate up to $7.5 million of its outstanding common stock, which is the maximum amount of common stock the Company can repurchase pursuant to the terms of its credit facility.

Under the plan authorized by its Board of Directors, the Company was permitted to repurchase shares in open market purchases or through privately negotiated transactions as permitted under Securities Exchange Act of 1934 Rule 10b-18. The extent to which the Company repurchased its shares and the timing of such repurchases depended upon market conditions and other corporate considerations, as determined by the Company’s management. The purchases were funded from existing cash balances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Capital Stock (continued)

By October 13, 2008, the Company had repurchased 535,799 shares of its common stock at a cost of approximately $7.5 million, thus completing its stock repurchase plan.

17.	Fair Value Measurements

SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value in its entirety requires judgment and considers factors specific to the asset or liability.

Currently, the Company uses foreign currency options and cross currency interest rate swaps to manage its interest rate and foreign currency risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. To comply with the provisions of SFAS No. 157, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of June 30, 2009, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at June 30, 2009
( in thousands)

	Quoted Prices in
	Active Markets	Significant
	for Identical	Other	Significant	Balance at
	Assets and	Observable	Unobservable	June 30,
	Liabilities (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2009

Assets
Derivative financial instruments	$—	$564	$—	$564
Liabilities
Derivative financial instruments	$—	$10,223	$—	$10,223

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Fair Value Measurements (continued)

The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of June 30, 2009.

18.	Loss on Store Closing and Other Restructuring

On June 30, 2008 the Company, as part of a process to rationalize its United States markets, made a determination to close 24 of its unprofitable stores in various United States markets. For all but one of these stores, the cease-use date was July 11, 2008 while one other store had a cease-use date of July 25, 2008. Customers from these stores have been transitioned to other Company stores in close proximity to the stores affected.

In August 2008, the Company identified an additional 29 stores in the United States and 17 stores in Canada that were underperforming or overlapping and which were closed or merged into a geographically proximate store. The cease-use date for 44 of these stores was in September 2008 with the cease-use date of the final two U.S. stores completed in the month of October. Customers from these stores were transitioned to other Company stores in close proximity to the stores affected.

The Company recorded costs for severance and other retention benefits of $0.6 million and store closure costs of $5.8 million consisting primarily of lease obligations and leasehold improvement write-offs related to the June 2008 and August 2008 store closings. These charges were expensed within loss on store closings on the statements of operations. Of the $6.4 million charge, $3.3 million related to the United States segment and $3.1 million for the Canadian segment.

During the fourth quarter of the year ended June 30, 2009, the Company announced the closure of an additional 60 U.S. under-performing stores located in states with uncertain or less favorable regulation, or are located in states where the Company only has a few locations resulting in an inefficient and more costly infrastructure. For all of these locations, the cease-use date was prior to June 30, 2009. The Company recorded costs for severance and other retention benefits of $0.4 million and store closure costs of $2.9 million consisting primarily of lease obligations and leasehold improvement write-offs related to this program. Most of these locations were either at or near their lease-end term. The remaining liability accrued for all of the store closures during fiscal 2009 is approximately $1.2 million as of June 30, 2009.

19.	Segment Information

The Company categorizes its operations into three operating segments that have been identified giving consideration to geographic area, product mix and regulatory environment. The primary service offerings in all operating segments are check cashing, single-payment consumer loans, money orders, money transfers and other ancillary services. As a result of the mix of service offerings and diversity in the respective regulatory environments, there are differences in each operating segment’s profit margins. Additionally, the United States operating segment includes all corporate headquarters expenses that have not been charged out to the operating segments in the United States, Canada and United Kingdom. This factor also contributes to the lower pre-tax results reported in this segment. Those unallocated corporate headquarters expenses are $3.8 million for fiscal year 2007, $2.7 million for fiscal year 2008 and $6.6 million for fiscal year 2009.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Segment Information (continued)

All amounts in thousands

	United		United
	States	Canada	Kingdom	Total

2007
Total assets	$268,690	$405,581	$157,504	$831,775
Goodwill and other intangibles, net	94,459	179,665	67,557	341,681
Sales to unaffiliated customers:
Check cashing	48,435	66,646	51,673	166,754
Fees from consumer lending	73,611	110,010	43,824	227,445
Money transfers	4,325	11,678	4,876	20,879
Franchise fees and royalties	3,877	3,081	—	6,958
Other	5,757	21,121	6,818	33,696

Total sales to unaffiliated customers	136,005	212,536	107,191	455,732
Provision for loan losses	22,299	13,692	9,808	45,799
Interest expense, net	13,723	11,634	6,105	31,462
Depreciation and amortization	4,295	4,545	4,005	12,845
Loss on extinguishment of debt	31,784	—	—	31,784
Goodwill impairment and other charges	24,301	—	—	24,301
Unrealized foreign exchange loss (gain)	—	8,362	(811)	7,551
Proceeds from litigation settlements	(3,256)	—	—	(3,256)
Loss on store closings	772	46	146	964
Other expense (income), net	301	(323)	458	436
(Loss) income before income taxes	(70,032)	57,757	17,807	5,532
Income tax provision	7,062	25,303	5,370	37,735

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Segment Information (continued)

	United		United
	States	Canada	Kingdom	Total

2008
Total assets	$281,139	$473,469	$186,804	$941,412
Goodwill and other intangibles, net	205,506	189,429	75,796	470,731
Sales to unaffiliated customers:
Check cashing	57,438	81,806	57,336	196,580
Fees from consumer lending	79,838	147,313	65,366	292,517
Money transfers	5,744	16,124	5,644	27,512
Franchise fees and royalties	2,589	2,409	—	4,998
Other	8,122	31,839	10,616	50,577

Total sales to unaffiliated customers	153,731	279,491	138,962	572,184
Provision for loan loss	24,889	27,115	6,454	58,458
Interest expense, net	15,168	21,611	7,599	44,378
Depreciation and amortization	5,443	7,017	5,105	17,565
Provision for litigation settlements	345	—	—	345
Loss on store closings	869	119	5	993
Other expense (income), net	106	(627)	(105)	(626)
(Loss) income before income taxes	(11,987)	68,706	22,660	79,379
Income tax provision	3,491	25,721	6,803	36,015

	United		United
	States	Canada	Kingdom	Total

2009
Total assets	$288,131	$446,198	$187,136	$921,465
Goodwill and other intangibles, net	210,631	166,149	77,567	454,347
Sales to unaffiliated customers:
Check cashing	56,378	67,830	40,390	164,598
Fees from consumer lending	79,612	121,518	74,142	275,272
Money transfers	5,926	15,092	5,805	26,823
Franchise fees and royalties	1,872	2,339	—	4,211
Other	11,070	29,488	16,391	56,949

Total sales to unaffiliated customers	154,858	236,267	136,728	527,853
Provision for loan loss	20,821	23,201	8,114	52,136
Interest expense, net	20,594	16,499	6,603	43,696
Depreciation and amortization	5,553	5,980	5,369	16,902
Unrealized foreign exchange gain	—	—	(5,499)	(5,499)
Provision for litigation settlements	444	57,476	—	57,920
Loss on store closings	7,170	2,967	203	10,340
Other expense (income), net	353	(3,361)	(1,890)	(4,898)
(Loss) income before income taxes(1)	(28,983)	769	36,415	8,201
Income tax provision	5,106	(44)	9,961	15,023

(1)	(Loss) income before income taxes for the United States and Canada have been adjusted by $4,980. This adjustment is related to the disallowed portion that was repaid by the United States to its Canadian subsidiary associated with the settlement granted in the competent authority tax proceeding.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Derivative Instruments and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and by the use of derivative financial instruments. Specifically, certain of the Company’s foreign operations in the United Kingdom and Canada expose the Company to fluctuations in interest rates and foreign exchange rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of the Company’s functional currency. The Company enters into derivative financial instruments to protect the value or fix the amount of certain obligations in terms of its functional currency, the U.S. Dollar.

Cash Flow Hedges of Foreign Exchange Risk

Operations in the United Kingdom and Canada have exposed the Company to changes in the CAD-USD and GBP-USD foreign exchange rates. From time to time, the Company’s U.K and Canadian subsidiaries purchase investment securities denominated in a currency other than their functional currency. The subsidiaries hedge the related foreign exchange risk typically with the use of out of the money put options because they cost less than completely averting risk using at the money put options, and the maximum loss is limited to the purchase price of the contracts.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges of foreign exchange risk is recorded in other comprehensive income and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivative, as well as amounts excluded from the assessment of hedge effectiveness, is recognized directly in earnings. As of June 30, 2009, the Company had the following outstanding foreign currency derivatives that were used to hedge its foreign exchange risks for the month of July:

	Notional		Notional
Foreign Currency Derivates	Sold		Purchased

CAD Put/USD Call Options	C$	12,000,000	$10,810,811
GBP Put/USD Call Options		GBP 3,600,000	$5,760,000

During August 2009 the Company purchased additional foreign currency derivatives to hedge its foreign exchange risks for the months of October, November and December 2009.

Cash Flow Hedges of Multiple Risks

The Company has foreign subsidiaries in the United Kingdom and Canada with variable-rate borrowings denominated in currencies other than the foreign subsidiaries’ functional currencies. The foreign subsidiaries are exposed to fluctuations in both the underlying variable borrowing rate and the foreign currency of the borrowing against its functional currency. The foreign subsidiaries use foreign currency derivatives including cross-currency interest rate swaps to manage its exposure to fluctuations in the variable borrowing rate and the foreign exchange rate. Cross-currency interest rate swaps involve both periodically (1) exchanging fixed rate interest payments for floating rate interest receipts and (2) exchanging notional amounts which will occur at the forward exchange rates in effect upon entering into the instrument. The derivatives are designated as cash flow hedges of both interest rate and foreign exchange risks.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges of both interest rate risk and foreign exchange risk is recorded in other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Derivative Instruments and Hedging Activities (continued)

Cash Flow Hedges of Multiple Risks (continued)

The ineffective portion of the change in fair value of the derivative is recognized directly in earnings. The Company reclassifies from other comprehensive income to corporate expenses an amount that will offset the related re-measurement gains and losses on the foreign-currency denominated variable-rate borrowings also recorded in corporate expenses.

On May 7, 2009, the Company executed an early settlement of its two cross-currency interest rate swaps hedging variable-rate borrowings at its foreign subsidiary in the United Kingdom. As a result, the Company discontinued prospectively hedge accounting on these cross-currency swaps. In accordance with the provisions of SFAS 133, the Company will continue to report the net gain or loss related to the discontinued cash flow hedge in other comprehensive income included in shareholders’ equity and will subsequently reclassify such amounts into earnings over the remaining original term of the derivative when the hedged forecasted transactions are recognized in earnings.

As of June 30, 2009, the Company had the following outstanding derivatives that were used to hedge both interest rate risk and foreign exchange risk:

	Pay Fixed	Pay Fixed Strike	Receive Floating	Receive Floating
Foreign Currency Derivates	Notional	Rate	Notional	Index

USD-CAD Cross Currency Swap	CAD184,503,955	7.135%	$160,462,500	3 mo. LIBOR + 2.75% per annum
USD-CAD Cross Currency Swap	CAD61,773,249	7.130%	$53,487,500	3 mo. LIBOR + 2.75% per annum
USD-CAD Cross Currency Swap	CAD84,271,988	7.070%	$72,937,500	3 mo. LIBOR + 2.75% per annum

Tabular Disclosures

The table below presents the fair values of the Company’s derivative financial instruments on the Consolidated Balance Sheet as of June 30, 2009 (in thousands).

Tabular Disclosure of Fair Values of Derivative Instruments(1)
	Asset Derivatives		Liability Derivatives
	As of June 30, 2009		As of June 30, 2009
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value

Derivatives designated as hedging instruments under SFAS 133
Foreign Exchange Contracts	Prepaid Expenses	$564	Other Liabilities	$—
Cross Currency Swaps	Derivatives		Derivatives	10,223

Total derivatives designated as hedging instruments under SFAS 133		$564		$10,223

(1)	The fair values of derivative instruments are presented in the above table on a gross basis. Certain of the above derivative instruments are subject to master netting arrangements and qualify for net presentation in the Consolidated Balance Sheet in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

The tables below present the effect of the Company’s derivative financial instruments on the Consolidated Statement of Operations for the year ending June 30, 2009 (in thousands).

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Derivative Instruments and Hedging Activities (continued)

Tabular Disclosures (continued)

Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statement of Operations for the Year Ending June 30, 2009
Location of
				Gain or (Loss)	Amount of Gain or
				Recognized	(Loss) Recognized
	Amount of Gain or			in Income on	in Income on
	(Loss) Recognized	Location of		Derivative	Derivative
	in OCI on	Gain or (Loss)	Amount of Gain or	(Ineffective	(Ineffective
	Derivative	Reclassified	(Loss) Reclassified	Portion and Amount	Portion and Amount
Derivatives in SFAS 133	(Effective	from Accumulated	from Accumulated	Excluded from	Excluded from
Cash Flow Hedging	Portion), net of	OCI into Income	OCI into Income	Effectiveness	Effectiveness
Relationships	tax	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Foreign Exchange Contracts	$214	Foreign currency gain/(loss)	$—	Other income/ (expense)	$—
Cross Currency Swaps		Interest Expense	(132)	Other income/ (expense)	45
	20,660	Corporate Expenses	37

Total	$20,874		$(95)		$45

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations

The Company’s agreements with its derivative counterparties also contain provisions requiring it to maintain certain minimum financial covenant ratios related to its indebtedness. Failure to comply with the covenant provisions would result in the Company being in default on any derivative instrument obligations covered by the agreement.

As of June 30, 2009, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $21.3 million. As of June 30, 2009, the Company has not posted any collateral related to these agreements. If the Company breached any of these provisions it would be required to settle its obligations under the agreements at their termination value of $21.3 million.

21.	Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity from transactions and other events and circumstances from non-owner sources, which includes foreign currency translation and fair value adjustments for cash flow hedges. The following shows the comprehensive income (loss) for the periods stated (in thousands):

	June 30,
	2007	2008	2009

Net income (loss)	$(32,203)	$43,364	$(6,822)
Foreign currency translation adjustment(1)	2,940	302	(17,884)
Fair value adjustments for cash flow hedges, net(2),(3)	4,426	(7,870)	(8,152)

Total comprehensive income (loss)	$(24,837)	$35,796	$(32,858)

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Comprehensive Income (Loss) (continued)

(1)	The ending balance of the foreign currency translation adjustments included in accumulated other comprehensive income (loss) on the balance sheet were gains of $37.6 million, $37.9 million and $20.2 million, respectively, as of June 30, 2007, 2008 and 2009.

(2)	Net of $2.2 million, $3.8 million and $7.7 million of tax for the years ended June 30, 2007, 2008 and 2009, respectively.

(3)	Net of $0.8 million, $1.2 million and $2.0 million which were reclassified into earnings for the years ended June 30, 2007, 2008 and 2009, respectively.

Accumulated other comprehensive income, net of related tax, consisted of net unrealized gains on put options designated as cash flow hedges of $37 thousand, $8.7 million of net unrealized losses on cross-currency interest rate swaps designated as cash flow hedging transactions and unrealized losses on terminated cross-currency interest rate swaps of $3.5 million at June 30, 2009, compared to net unrealized losses on put options designated as cash flow hedges of $0.2 million and net unrealized losses on cross-currency interest rate swaps designated as cash flow hedging transactions of $3.6 million at June 30, 2008.

22.	Unaudited Quarterly Operating Results

Summarized quarterly financial data for the fiscal years ended June 30, 2009 and 2008 are as follows (restated for the impact of the adoption of FSP APB 14-1 and SFAS 160 - see Note 2.):

					Year
	Three Months Ended				Ended
	September 30	December 31	March 31	June 30	June 30
	(Unaudited)
	(In thousands except per share data)

Fiscal 2009:
Revenues	$153,076	$132,173	$118,164	$124,440	$527,853
Income before income taxes	16,513	19,931	14,074	(42,317)	8,201
Net income	11,287	9,548	5,713	(33,370)	(6,822)
Basic earnings per share	0.47	0.40	0.24	1.39	(0.28)
Diluted earnings per share	0.46	0.40	0.24	1.39	(0.28)
Fiscal 2008:
Revenues	$130,856	$141,721	$149,313	$150,294	$572,184
Income before income taxes	18,605	19,995	20,643	20,136	79,379
Net income	10,149	11,059	11,841	10,315	43,364
Basic earnings per share	0.42	0.46	0.49	0.43	1.80
Diluted earnings per share	0.41	0.45	0.48	0.42	1.77
23. Subsidiary Guarantor Financial Information
National Money Mart Company’s payment obligations under its 10.375% Senior Notes due 2016 are jointly and severally guaranteed (such guarantees, the “Guarantees”) on a full and unconditional basis by the Company and certain of its direct and indirect wholly owned U.S. and Canadian subsidiaries (the “Guarantors”).
The Guarantees of the notes will:
-	be senior unsecured obligations of the applicable Guarantor;

-	rank equal in right or payment with existing and future unsubordinated Indebtedness of the applicable Guarantor;

-	rank senior in right of payment to all existing and future subordinated Indebtedness of the applicable Guarantor, and

-	be effectively junior to an Indebtedness of such of such Guarantor, including Indebtedness under the Credit Facility, which is secured by assets of such Guarantor to the extent of the value of the assets securing such Indebtedness.
Separate financial statements of each subsidiary Guarantor have not been presented because they are not required by securities laws and management has determined that they would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheets at June 30, 2009 and 2008 and the condensed consolidating statements of operations and cash flows for the twelve months ended June 30, 2009, 2008 and 2007 of Dollar Financial Corp., National Money Mart, the combined Guarantors, the combined Non-Guarantors and the consolidated Company.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Subsidiary Guarantor Financial Information (continued)
Consolidating Condensed Balance Sheets
June 30, 2009
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Current Assets
Cash and cash equivalents	$99	$138,408	$30,340	$40,755	$—	$209,602
Loans receivable, net	—	25,191	21,863	67,640	—	114,694
Loans in default, net of allowance	—	5,415	934	87	—	6,436
Other receivables	330	4,423	1,149	1,397	—	7,299
Prepaid expenses and other current assets	—	17,606	3,626	23,001	(21,400)	22,833

Total current assets	429	191,043	57,912	132,880	(21,400)	360,864
Deferred tax asset, net of valuation allowance	—	20,901	—	6,161	—	27,062
Intercompany receivables	289,324	47,077	—	—	(336,401)	—
Property and equipment, net	11	25,074	13,812	19,717	—	58,614
Goodwill and other intangibles	—	166,149	206,287	81,911	—	454,347
Debt issuance costs, net	3,039	3,935	1,882	1,013	—	9,869
Fair value of derivatives	—	—	—	—	—	—
Investment in subsidiaries	77,364	—	124,544	—	(201,908)	—
Other	—	606	9,982	121	—	10,709

Total Assets	$370,167	$454,785	$414,419	$241,803	$(559,709)	$921,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$89	$11,044	$13,743	$11,422	$—	$36,298
Income taxes payable	—	2,753	330	11,751	—	14,834
Accrued expenses and other liabilities	—	42,998	36,609	12,416	(21,435)	70,588
Debt due within one year	—	2,950	—	2,930	—	5,880
Current deferred tax liability	—	71	—	—	—	71

Total current liabilities	89	59,816	50,682	38,519	(21,435)	127,671
Fair value of derivatives	—	10,223	—	—	—	10,223
Long-term deferred tax liability	—	6,624	12,102	150	—	18,876
Long-term debt	161,316	283,937	—	85,172	—	530,425
Intercompany payables	—	—	267,040	69,361	(336,401)	—
Other non-current liabilities	—	17,897	7,431	29	(165)	25,192

Total liabilities	161,405	378,497	337,255	193,231	(358,001)	712,387

Total Dollar Financial Corp. stockholders’ equity	208,762	76,288	77,164	48,256	(201,708)	208,762

Non-controlling interest	—	—	—	316	—	316

Total stockholders’ equity	208,762	76,288	77,164	48,572	(201,708)	209,078

Total Liabilities and Stockholders’ Equity	$370,167	$454,785	$414,419	$241,803	$(559,709)	$921,465

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Twelve Months ended June 30, 2009
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Revenues:
Check cashing	$—	$67,830	$56,378	$40,390	$—	$164,598
Fees from consumer lending	—	121,518	79,612	74,142	—	275,272
Other	—	46,919	16,880	24,184	—	87,983

Total revenues	—	236,267	152,870	138,716	—	527,853

Operating expenses:
Salaries and benefits	—	51,741	58,585	35,390	—	145,716
Provision for loan losses	—	23,201	20,821	8,114	—	52,136
Occupancy	—	14,491	16,304	11,017	—	41,812
Depreciation	—	4,752	4,173	4,150	—	13,075
Other	—	37,829	29,885	25,596	—	93,310

Total operating expenses	—	132,014	129,768	84,267	—	346,049

Operating margin	—	104,253	23,102	54,449	—	181,804

Corporate and other expenses:
Corporate expenses	—	16,285	39,515	12,417	—	68,217
Intercompany charges	(5,336)	7,406	(8,800)	6,730	—	—
Other depreciation and amortization	—	1,228	1,203	1,396	—	3,827
Interest expense, net	15,504	16,499	5,090	6,603	—	43,696
Unrealized foreign exchange (gain)	—	—	—	(5,499)	—	(5,499)
Provision for litigation settlements	—	57,476	369	75	—	57,920
Loss on store closings	—	2,967	6,950	423	—	10,340
Other (income), net	—	(1,805)	(1,757)	(1,336)	—	(4,898)

(Loss) income before income taxes	(10,168)	4,197	(19,468)	33,640	—	8,201
Income tax provision	—	(45)	5,097	9,971	—	15,023

Net (loss) income	(10,168)	4,242	(24,565)	23,669	—	(6,822)

Less: Net income attributable to non-controlling interests	—	—	—	—	—	—
Equity in net income of subsidiaries
National Money Mart Company	4,242	—	—	—	(4,242)	—
Subsidiary guarantors	(24,565)	—	—	—	24,565	—
Subsidiary non-guarantors	23,669	—	—	—	(23,669)	—

Net (loss) income attributable to Dollar Financial Corp.	$(6,822)	$4,242	$(24,565)	$23,669	$(3,346)	$(6,822)

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Twelve Months Ended June 30, 2009
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net (loss) income	$(6,822)	$4,242	$(24,565)	$23,669	$(3,346)	$(6,822)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Undistributed income of subsidiaries	(3,346)	—	—	—	3,346	—
Depreciation and amortization	868	7,133	5,933	5,978	—	19,912
Provision for loan losses	—	23,201	20,821	8,114	—	52,136
Non-cash stock compensation	6,363	—	—	—	—	6,363
Losses on store closings	—	1,196	1,695	341	—	3,232
Unrealized foreign exchange loss	—	—	—	(5,499)	—	(5,499)
Deferred tax benefit	—	(15,179)	4,866	(236)	—	(10,549)
Accretion of debt discount and deferred issuance costs	8,933	—	—	—	—	8,933
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(11)	(16,083)	(14,718)	(13,530)	—	(44,342)
Increase in prepaid expenses and other	—	(13,441)	(1,391)	(12,131)	21,400	(5,563)
Provision for litigation settlements	—	49,219	—	—	—	49,219
Increase (decrease) in accounts payable, accrued expenses and other liabilities	41	(17,147)	21,968	8,722	(21,400)	(7,816)

Net cash provided by operating activities	6,026	23,141	14,609	15,428	—	59,204

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(144)	(73)	(26,002)	—	(26,219)
Additions to property and equipment	—	(2,864)	(3,803)	(9,068)	—	(15,735)
Net (increase) decrease in due from affiliates	(2,008)	13,045	(30,428)	19,391	—	—

Net cash (used in) provided by investing activities	(2,008)	10,037	(34,304)	(15,679)	—	(41,954)

Cash flows from financing activities:
Proceeds from termination of cross currency swaps	—	—	—	14,353	—	14,353
Proceeds from the exercise of stock options	3,317	—	—	—	—	3,317
Purchase of company stock	(7,492)	—	—	—	—	(7,492)
Other debt payments	—	(2,919)	—	(700)	—	(3,619)
Net increase in revolving credit facilities	—	—	—	(3,762)	—	(3,762)
Payment of debt issuance and other costs	—	—	(128)	—	—	(128)

Net cash (used in) provided by financing activities	(4,175)	(2,919)	(128)	9,891	—	2,669

Effect of exchange rate changes on cash and cash equivalents	—	(11,278)	—	(8,753)		(20,031)

Net (decrease) increase in cash and cash equivalents	(157)	18,981	(19,823)	887	—	(112)

Cash and cash equivalents balance-beginning of period	256	119,427	50,163	39,868	—	209,714

Cash and cash equivalents balance-end of period	$99	$138,408	$30,340	$40,755	$—	$209,602

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Subsidiary Guarantor Financial Information (continued)
Consolidating Condensed Balance Sheets
June 30, 2008
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated
Current Assets
Cash and cash equivalents	$256	$119,427	$50,163	$39,868	$—	$209,714
Loans receivable, net	—	31,456	25,606	58,768	—	115,830
Loans in default, net of allowance	—	10,359	876	82	—	11,317
Other receivables	318	5,720	2,487	2,506	—	11,031
Prepaid expenses and other current assets	—	4,775	3,356	11,278	—	19,409

Total current assets	574	171,737	82,488	112,502	—	367,301
Deferred tax asset, net of valuation allowance	—	9,748	—	1,972	—	11,720
Intercompany receivables	287,057	60,122	—	—	(347,179)	—
Property and equipment, net	269	33,024	16,929	17,811	—	68,033
Goodwill and other intangibles	—	189,429	205,506	75,796	—	470,731
Debt issuance costs, net	3,907	5,805	2,300	1,585	—	13,597
Fair value of derivatives	—	—	—	9,129	(9,129)	—
Investment in subsidiaries	100,055	—	121,501	—	(221,556)	—
Other	—	1,028	8,854	148	—	10,030

Total Assets	$391,862	$470,893	$437,578	$218,943	$(577,864)	$941,412

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$48	$14,089	$19,276	$17,641	$—	$51,054
Income taxes payable	—	8,296	313	3,585	—	12,194
Accrued expenses and other liabilities	—	10,551	12,185	9,453	—	32,189
Debt due within one year	—	2,950	—	6,237	—	9,187
Current deferred tax liability	—	—	—	—	—	—

Total current liabilities	48	35,886	31,774	36,916	—	104,624
Fair value of derivatives	—	46,343	—	—	(9,129)	37,214
Long-term deferred tax liability	—	12,284	7,236	2,832	—	22,352
Long-term debt	152,382	286,887	—	87,130	—	526,399
Intercompany payables	—	—	291,175	56,004	(347,179)	—
Other non-current liabilities	—	3,752	7,338	301	—	11,391

Total liabilities	152,430	385,152	337,523	183,183	(356,308)	701,980
Total Dollar Financial Corp. stockholders’ equity	239,432	85,741	100,055	35,760	(221,556)	239,432
Non-controlling interest	—	—	—	—	—	—

Total stockholders’ equity	239,432	85,741	100,055	35,760	(221,556)	239,432

Total Liabilities and Stockholders’ Equity	$391,862	$470,893	$437,578	$218,943	$(577,864)	$941,412

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Twelve Months ended June 30, 2008
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated
Revenues:
Check cashing	$—	$81,806	$57,438	$57,336	$—	$196,580
Fees from consumer lending	—	147,313	79,838	65,366	—	292,517
Other	—	50,372	13,632	19,083	—	83,087

Total revenues	—	279,491	150,908	141,785	—	572,184

Operating expenses:
Salaries and benefits	—	63,247	57,358	38,758	—	159,363
Provision for loan losses	—	27,115	24,889	6,454	—	58,458
Occupancy	—	16,161	16,183	10,674	—	43,018
Depreciation	—	5,527	4,253	3,883	—	13,663
Other	—	39,273	31,158	28,021	—	98,452

Total operating expenses	—	151,323	133,841	87,790	—	372,954

Operating margin	—	128,168	17,067	53,995	—	199,230

Corporate and other expenses:
Corporate expenses	—	23,599	33,880	13,380	—	70,859
Intercompany charges	(4,068)	13,268	(19,757)	10,557	—	—
Other depreciation and amortization	—	1,490	1,021	1,391	—	3,902
Interest expense, net	12,715	21,611	2,453	7,599	—	44,378
Provision for litigation settlements	—	—	240	105	—	345
Loss on store closings	—	119	869	5	—	993
Other expense (income), net	—	714	(1,471)	131	—	(626)

(Loss) income before income taxes	(8,647)	67,367	(168)	20,827	—	79,379
Income tax provision	—	25,721	3,491	6,803	—	36,015

Net (loss) income	(8,647)	41,646	(3,659)	14,024	—	43,364

Less: Net income attributable to non-controlling interests	—	—	—	—	—	—
Equity in net income of subsidiaries
National Money Mart Company	41,646	—	—	—	(41,646)	—
Subsidiary guarantors	(3,659)	—	—	—	3,659	—
Subsidiary non-guarantors	14,024	—	—	—	(14,024)	—

Net income (loss) attributable to Dollar Financial Corp.	$43,364	$41,646	$(3,659)	$14,024	$(52,011)	$43,364

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Twelve Months Ended June 30, 2008
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$43,364	$41,646	$(3,659)	$14,024	$(52,011)	$43,364
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(52,011)	—	—	—	52,011	—
Depreciation and amortization	861	8,343	5,786	5,634	—	20,624
Loss on extinguishment of debt	—	—	97	—	—	97
Provision for loan losses	—	27,115	24,889	6,454	—	58,458
Non-cash stock compensation	2,682	—	—	—	—	2,682
Losses on store closings	—	93	419	6	—	518
Deferred tax provision	—	2,574	3,312	86	—	5,972
Accretion of debt discount and deferred issuance costs	8,142	—	—	—	—	8,142
Other, net	—	333	—	8	—	341
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(12)	(27,902)	(24,354)	(24,210)	—	(76,478)
Increase in prepaid expenses and other	—	(1,714)	(4,004)	(4,225)	—	(9,943)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(468)	5,066	14,504	7,877	—	26,979

Net cash provided by operating activities	2,558	55,554	16,990	5,654	—	80,756

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(2,300)	(129,954)	(11,174)	—	(143,428)
Additions to property and equipment	—	(10,652)	(5,132)	(7,744)	—	(23,528)
Net (increase) decrease in due from affiliates	(147,913)	7,933	126,921	13,059	—	—

Net cash used in investing activities	(147,913)	(5,019)	(8,165)	(5,859)	—	(166,956)

Cash flows from financing activities:
Decrease in restricted cash	—	14	1,000	—	—	1,014
Proceeds from the exercise of stock options	1,055	—	—	—	—	1,055
Other debt payments	—	(3,374)	—	(1,017)	—	(4,391)
Repayment of 9.75% Senior Notes due 2011	—	—	(2,179)	—	—	(2,179)
Net increase in revolving credit facilities	—	—	—	5,243	—	5,243
Payment of debt issuance and other costs	(149)	—	(305)	—	—	(454)

Net cash provided by (used in) financing activities	906	(3,360)	(1,484)	4,226	—	288
Effect of exchange rate changes on cash and cash equivalents	—	4,873	—	(192)		4,681

Net (decrease) increase in cash and cash equivalents	(144,449)	52,048	7,341	3,829	—	(81,231)
Cash and cash equivalents balance-beginning of period	144,705	67,379	42,822	36,039	—	290,945

Cash and cash equivalents balance-end of period	$256	$119,427	$50,163	$39,868	$—	$209,714

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Twelve Months ended June 30, 2007
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated
Revenues:
Check cashing	$—	$66,646	$48,435	$51,673	$—	$166,754
Fees from consumer lending	—	110,010	73,611	43,824	—	227,445
Other	—	35,880	9,484	16,169	—	61,533

Total revenues	—	212,536	131,530	111,666	—	455,732

Operating expenses:
Salaries and benefits	—	49,966	46,111	33,445	—	129,522
Provision for loan losses	—	13,692	22,299	9,808	—	45,799
Occupancy	—	11,079	12,683	8,508	—	32,270
Depreciation	—	3,592	2,904	2,959	—	9,455
Other	—	32,401	26,659	24,135	—	83,195

Total operating expenses	—	110,730	110,656	78,855	—	300,241

Operating margin	—	101,806	20,874	32,811	—	155,491

Corporate and other expenses:
Corporate expenses	—	18,338	25,444	9,545	—	53,327
Intercompany charges	—	5,042	(7,147)	2,105	—	—
Other depreciation and amortization	—	953	1,165	1,272	—	3,390
Interest expense, net	(25)	11,634	13,718	6,135	—	31,462
Loss on extinguishment of debt	—	—	31,784	—	—	31,784
Goodwill impairment and other charges	—	—	—	24,301	—	24,301
Unrealized foreign exchange loss (gain)	—	8,362	—	(811)	—	7,551
Provision for litigation settlements	—	—	—	(3,256)	—	(3,256)
Loss on store closings	—	46	374	544	—	964
Other expense (income), net	—	518	(540)	458	—	436

Income (loss) before income taxes	25	56,913	(43,924)	(7,482)	—	5,532
Income tax provision	—	25,303	7,062	5,370	—	37,735

Net income (loss)	25	31,610	(50,986)	(12,852)	—	(32,203)

Less: Net income attributable to non-controlling interests	—	—	—	—	—	—
Equity in net income of subsidiaries
National Money Mart Company	31,610	—	—	—	(31,610)	—
Subsidiary guarantors	(50,986)	—	—	—	50,986	—
Subsidiary non-guarantors	(12,852)	—	—	—	12,852	—

Net (loss) income attributable to Dollar Financial Corp.	$(32,203)	$31,610	$(50,986)	$(12,852)	$32,228	$(32,203)

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. Subsidiary Guarantor Financial Information (continued)
CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Twelve Months Ended June 30, 2007
(In thousands)

			Dollar Financial
	Dollar	National	Group, Inc. and	Subsidiary
	Financial	Money Mart	Subsidiary	Non-
	Corp.	Company	Guarantors	Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(32,203)	$31,610	$(50,986)	$(12,852)	$32,228	$(32,203)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Undistributed income of subsidiaries	32,228	—	—	—	(32,228)	—
Depreciation and amortization	—	5,312	4,813	4,413	—	14,538
Loss on extinguishment of debt	—	—	31,784	—	—	31,784
Provision for loan losses	—	13,692	22,299	9,808	—	45,799
Non-cash stock compensation	1,976	—	—	—	—	1,976
Losses on store closings	—	112	276	269	—	657
Goodwill Impairment	—	—	—	28,482	—	28,482
Unrealized foreign exchange loss	—	7,046	—	(798)	—	6,248
Deferred tax provision	—	1,027	589	78	—	1,694
Other, net	—	(114)	—	(7)	—	(121)
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(13)	(27,529)	(15,011)	(16,842)	—	(59,395)
Increase in prepaid expenses and other	—	(1,948)	(2,273)	(649)	—	(4,870)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(134)	8,064	(11,948)	(1,294)	—	(5,312)

Net cash provided by (used in) operating activities	1,854	37,272	(20,457)	10,608	—	29,277

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(119,737)	(28,444)	(3,035)	—	(151,216)
Additions to property and equipment	—	(6,437)	(4,363)	(8,635)	—	(19,435)
Net (increase) decrease in due from affiliates	(58,047)	(185,825)	312,698	(68,826)	—	—

Net cash (used in) provided by investing activities	(58,047)	(311,999)	279,891	(80,496)	—	(170,651)

Cash flows from financing activities:
(Increase) decrease in restricted cash	—	(14)	79,750	—	—	79,736
Proceeds from term loans	—	295,000	—	80,000	—	375,000
Proceeds from 2.875% Sr. Convertible Notes	200,000	—	—	—	—	200,000
Proceeds from the exercise of stock options	6,932	—	—	—	—	6,932
Other debt payments	—	(2,203)	—	(978)	—	(3,181)
Repayment of 9.75% Senior Notes due 2011	—	—	(292,424)	—	—	(292,424)
Convertible debt refinancing	(6,463)	—	—	—	—	(6,463)
Net decrease in revolving credit facilities	—	(1,359)	(39,000)	—	—	(40,359)
Payment for secondary public stock offering costs	(41)	—	—	—	—	(41)
Payment of debt issuance and other costs	—	(7,060)	(2,662)	(2,120)	—	(11,842)

Net cash provided by (used in) financing activities	200,428	284,364	(254,336)	76,902	—	307,358

Effect of exchange rate changes on cash and cash equivalents	—	3,178	—	3,130	—	6,308

Net increase in cash and cash equivalents	144,235	12,815	5,098	10,144	—	172,292

Cash and cash equivalents balance-beginning of period	470	54,564	37,724	25,895	—	118,653

Cash and cash equivalents balance-end of period	$144,705	$67,379	$42,822	$36,039	$—	$290,945

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
24. Subsequent Events
In connection with the reissuance of the consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2009 to include condensed consolidating financial information, the Company has updated its procedures related to disclosure of subsequent events through March 19, 2010. The following items are being disclosed in connection with this update.
On October 2, 2009 the Company entered into an agreement to acquire a merchant cash advance business in the United Kingdom. The acquired company primarily provides working capital needs to small retail businesses by providing cash advances against a percentage of future credit card sales. The purchase price for the acquired company, which currently manages a receivable portfolio of approximately $3.0 million, was $4.9 million.
On December 21, 2009, the Company commenced the closing of an exchange offer with certain holders of our 2.875% Senior Convertible Notes due 2027 pursuant to the terms of exchange agreements with such holders. Pursuant to the terms of the exchange agreements, the holders exchanged an aggregate of $120 million principal amount of the 2.875% Senior Convertible Notes due 2027 held by such holders for an equal aggregate principal amount of our new 3.00% Senior Convertible Notes due 2028. The 3.00% Senior Convertible Notes due 2028 are senior, unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness and are effectively subordinated to all of our existing and future secured debt and to the indebtedness and other liabilities of its subsidiaries.
On December 23, 2009, The Company’s wholly-owned subsidiary, National Money Mart Company, issued pursuant to Rule 144A under the Securities Act of 1933, as amended, $600 million aggregate principal amount of its 10.375% Senior Notes due 2016 (the “2016 Notes”). The 2016 Notes were issued pursuant to an indenture, dated as of December 23, 2009, among National Money Mart Company, as issuer, the Company and certain of its direct and indirect wholly-owned U.S. and Canadian subsidiaries, as guarantors, and U.S. Bank National Association, as trustee. The 2016 Notes bear interest at the rate of 10.375% per year. The Company used approximately $350 million of the proceeds from this offering to repay substantially all of our obligations under our credit facility.
On December 23, 2009, the Company consummated its acquisition of Military Financial Services, LLC, which we refer to as the DFS acquisition. Dealers’ Financial Services, LLC and Dealers’ Financial Services Reinsurance Ltd., (“DFS”), is an established business that provides services to enlisted military personnel seeking to purchase new and used vehicles. DFS markets its services through its branded Military Installment Loan and Education Services, or “MILES” program. DFS provides services to enlisted military personnel who make applications for auto loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank based in the United States. Additionally, DFS provides ancillary services such as vehicle service contracts and guaranteed asset protection, or GAP, insurance, along with consultations regarding new and used automotive purchasing, budgeting and credit and ownership training. The Company paid a purchase price of approximately $117.8 million plus approximately $5.5 million for the working capital of DFS at the closing date.
On January 14, 2010, The Company entered into an amendment to the ISDA Master Agreement governing the outstanding cross-currency interest rate swap relating to a notional amount of C$184.0 million to which National Money Mart Company, a Canadian subsidiary of the Company, is a party to hedge its variable-rate Canadian term loans denominated in U.S. dollars. The amendment eliminates financial covenants and allows the underlying swap to remain outstanding (with a similar collateral package in place) in the event that the Company elects to terminate our secured credit facility prior to the maturity of the swap in October 2012.
On February 16, 2010, the Company repurchased $15,000,000 aggregate principal amount of the Company’s 2.875% Senior Convertible Notes due 2027 (the “2027 Notes”) in a privately negotiated transaction with one of the holders of the 2027 Notes. The purchase price paid by the Company in the transaction was 91% of the stated principal amount of the repurchased Notes for an aggregate price of $13,650,000.
On February 25, 2010, the Company repurchased $20,200,000 aggregate principal amount of 2027 Notes in

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
24. Subsequent Events (continued)
privately negotiated transactions with two of the holders of the 2027 Notes. The purchase price paid by the Company in the transactions was 91% of the stated principal amount of the repurchased Notes for an aggregate price of $18,382,000. As a result of the repurchase transactions and the previous exchange transactions completed on February 16, 2010 and in December 2009, $44,800,000 aggregate principal amount of the Notes remains outstanding. Furthermore, as a result of these transactions, the maturity date of the $600,000,000 aggregate principal amount of 10.375% Senior Notes due 2016 issued by the Company’s indirect wholly owned subsidiary, National Money Mart Company, in December 2009 is affirmed to be December 15, 2016 and the maturity date for approximately $17.1 million of the Company’s obligations under the term loan portions of its senior secured credit facility, as amended and restated on December 23, 2009, is affirmed to be December 31, 2014 (with the maturity date for the remaining $1.6 million of the Company’s obligations under the term loans remaining October 30, 2012).
On March 4, 2010, the Company’s wholly-owned subsidiaries, National Money Mart Company (“National Money Mart”) and Dollar Financial Group, Inc., reached an agreement to settle their outstanding British Columbia class action litigation, in which the plaintiffs claimed that the business model used by National Money Mart resulted in the collection of fees in excess of the statutory limit for the payday loans made since 1997. Under the summary terms of the British Columbia settlement, National Money Mart will create a settlement fund in an amount of C$24.75 million, consisting of C$12.375 million in cash and C$12.375 million in vouchers. Fees payable to plaintiffs’ counsel will be paid from this fund. The remaining amount of the fund will be available to class members who make claims, with National Money Mart receiving a credit for any unpaid debts incurred through November 1, 2009 and owed by claimants to National Money Mart. As part of the settlement, National Money Mart will release all debts incurred through November 1, 2009 by class members who do not make a claim, up to the total check cashing fees paid by those class members through that date. The vouchers will be in paper form, will not be transferable, will be subject to cash redemption for six months after their three-year life, and will be available to be applied during the three years, generally in C$5.00 increments, to product transactions on most of National Money Mart’s products. Any amounts remaining in the settlement fund after the redemption period will be returned to National Money Mart. The British Columbia settlement will be set forth in a definitive settlement agreement which will be subject to final court approval. The Company expects final settlement approval by June 30, 2010, although there can be no assurances in that regard. The Company expects to record a charge of C$12.375 million associated with the cash component of the settlement fund, and an additional non-cash amount that will be based on the expected value of the vouchers.